Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

HALCÓN FIELD SERVICES, LLC,

HALCÓN OPERATING CO., INC.,

HALCÓN ENERGY PROPERTIES, INC.

(COLLECTIVELY, “SELLERS”)

and

WATERBRIDGE TEXAS MIDSTREAM LLC

(“BUYER”)

Dated October 31, 2018

(Continued)

(Continued)

(Continued)

Exhibits

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Shared Use Agreement
Exhibit D	Water Systems
Exhibit E	Water Wells
Exhibit F-1	Form of Produced Water Gathering and Disposal Agreement
Exhibit F-2	Water Services Agreement Term Sheet
Exhibit G	Form of Deed
Exhibit H-1	Map of Hackberry Draw Operating Area
Exhibit H-2	Map of Monument Draw Operating Area
Exhibit H-3	Map of West Quito Draw Operating Area
Exhibit I	Adjustment Period Budget
Exhibit J	Closing Adjustment Illustration
Exhibit K	Side Letter Agreement

Schedules

Schedule 1.1(a)	-	Water Contracts
Schedule 1.1(b)	-	Combined Water Agreements
Schedule 1.1(c)	-	Retained Fee Property
Schedule 1.1(d)	-	Knowledge of Sellers
Schedule 1.1(e)	-	Knowledge of Buyer
Schedule 1.1(f)	-	Produced Water Agreement Recording Counties
Schedule 2.5	-	Capital Expenditures
Schedule 4.3(a)	-	No Conflict
Schedule 4.3(b)	-	Consents
Schedule 4.4(a)-1	-	Owned Real Property
Schedule 4.4(a)-2	-	Improvements
Schedule 4.4(a)-3	-	Surface Use Agreements
Schedule 4.4(a)-4	-	Real Property Exceptions
Schedule 4.4(b)-1	-	Tangible Personal Property
Schedule 4.4(b)-2	-	Tangible Personal Property Exceptions
Schedule 4.5	-	Taxes
Schedule 4.6	-	Environmental Matters
Schedule 4.6(e)	-	Environmental Permits
Schedule 4.7	-	Sufficiency of Assets
Schedule 4.8	-	Permits
Schedule 4.9(a)	-	Material Contracts
Schedule 4.9(b)	-	Material Contracts Exceptions
Schedule 4.10	-	Litigation; Compliance with Laws
Schedule 4.12	-	Insurance
Schedule 4.13	-	Intellectual Property
Schedule 4.14(a)	-	Reference Balance Sheets
Schedule 4.14(b)	-	No Undisclosed Liabilities

(Continued)

Schedule 4.15	-	Absence of Certain Changes
Schedule 4.17	-	Affiliate Transactions
Schedule 4.19	-	SWDs
Schedule 4.21	-	AFEs
Schedule 6.1(b)	-	Operation of the Water Business
Schedule 6.2(a)	-	Access
Schedule 6.7(c)	-	Pending Permit Applications
Schedule 6.9	-	Affiliate Contracts Not to Be Terminated
Schedule 7.2(c)	-	Required Consents

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of October 31, 2018 (the “Execution Date”), by and among Halcón Field Services, LLC, a Delaware limited liability company (“HFS”), Halcón Energy Properties, Inc., a Delaware corporation (“HEP”), and Halcón Operating Co., Inc., a Texas corporation (“HOC” and together with HFS and HEP, the “Sellers”), and WaterBridge Texas Midstream LLC, a Texas limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Sellers own and operate certain water assets that are described and defined in this Agreement as the “Water Assets”; and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the Water Assets and the Assumed Liabilities, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Definitions.  The terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Acquisition Proposal” has the meaning ascribed to such term in Section 6.11(a).

“Adjustment Period” means the period commencing at the Effective Time and ending at 7:00 a.m. United States Central Standard Time on the Closing Date.

“Adjustment Period Budget” means the capital budget setting forth the anticipated capital expenditures for the Water Business for the period from the Effective Time through March 31, 2019 and attached hereto as Exhibit I.

“AFE” has the meaning specified in Section 4.21.

“Aggregate Defect Threshold” has the meaning specified in Section 6.13.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person.

“Affiliate Contract” has the meaning ascribed to such term in Section 4.17.

“Agreement” has the meaning ascribed to such term in the preamble.

“Allocation” has the meaning ascribed to such term in Section 8.1.

“Asset Tax Return” means any Tax Return of or relating to Asset Taxes.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding any Income Taxes and Transfer Taxes) based upon or measured by the acquisition, ownership or operation of the Water Assets.

“Assumed Liabilities” means (a) all Liabilities related to the Water Business arising from events occurring after the Effective Time or that are to be performed after the Effective Time, and (b) all Environmental Liabilities, known or unknown, regardless of whether such obligations or liabilities arose from facts or circumstances existing or occurring prior to, on or after the Effective Time, but only to the extent arising from or related to the Water Business or the Water Assets.

“Balance Sheet Date” means September 30, 2018.

“Base Purchase Price” means Two Hundred Million Dollars ($200,000,000).

“Bill of Sale” means the Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B.

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking associations located in the State of New York or the State of Texas are required or authorized by applicable Law to remain closed.

“Business Expenditures” means the sum of (a) all capital expenditures paid or incurred by the Sellers and their Affiliates during the Adjustment Period in connection with the Water Business to the extent incurred in accordance with the Adjustment Period Budget or as permitted by Section 6.1(b)(vi), (b) without duplication of the amounts described in clause (a), the capital expenditures set forth on Schedule 2.5, (c) all operating expenditures paid or incurred by the Sellers and their Affiliates during the Adjustment Period in connection with the Water Business to the extent permitted by Section 6.1(b)(vii), and (d) a monthly allocation of overhead equal to $125,000 for each calendar month during the Adjustment Period, which amount shall be prorated for any partial calendar month during the Adjustment Period; provided that if the Water Services Agreement has not been entered into on or before the Closing Date in accordance with Section 6.14, then the operating expenditures and capital expenditures attributable to the Freshwater Wells shall not be included for purposes of the calculation of Business Expenditures and the allocation of overhead set forth in clause (d) shall be $106,250 for purposes of the calculation of Business Expenditures.

“Business Revenue” means all revenue of the Water Business (determined in a manner consistent with past practices of Sellers) that would have been received by Buyer during the Adjustment Period pursuant to the Produced Water Agreement and the Water Services Agreement assuming each such agreement had been entered into at the Effective Time; provided, however, that if the Water Services Agreement has not been entered into on or before the Closing Date in accordance with Section 6.14, then the revenue associated with the Water Services Agreement shall not be included for purposes of the calculation of Business Revenue.

“Buyer” has the meaning ascribed to such term in the preamble.

“Buyer Closing Certificate” has the meaning ascribed to such term in Section 7.2(a).

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 5.1 (Organization), 5.2 (Authority and Approval; Enforceability), 5.3(a)(i) (No Conflict; Consents), 5.4 (Independent Investigation), and 5.6 (Brokerage Arrangements).

“Buyer Indemnified Parties” has the meaning ascribed to such term in Section 10.1.

“Buyer Material Adverse Effect” means any event, effect, change, fact or circumstance, individually or in the aggregate, that has or could reasonably be expected to have, a material and adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Buyer Parent” means WaterBridge Operating LLC, a Delaware limited liability company.

“Buyer Parent Guaranty” means the Guaranty Agreement executed by Buyer Parent in favor of the Sellers dated as of the Execution Date.

“Buyer’s Auditor” has the meaning ascribed to such term in Section 6.12(a)(iv).

“Cap” has the meaning ascribed to such term in Section 10.4(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” has the meaning ascribed to such term in Section 3.1.

“Closing Adjustment Amount” means an amount equal to (a) the Business Expenditures, minus (b) the Business Revenue, and calculated in a manner that is consistent with the illustrative calculation in Exhibit J.

“Closing Date” has the meaning ascribed to such term in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Combined Water Agreements” means (a) the Surface Use Agreements and Water Contracts set forth on Schedule 1.1(b), each of which relates to both the Water Assets and to the Excluded Assets, and (b) any Surface Use Agreement or Water Contract entered into by a Seller in accordance with Section 6.1 after the Execution Date and before the Closing Date relating to both the Water Assets and to the Excluded Assets.

“Confidentiality Agreement” has the meaning ascribed to such term in Section 6.2(c).

“Contract” means any legally binding agreement, contract, indenture, mortgage, license, concession, commitment, promise or undertaking (whether written or oral and whether express or implied).

“Control” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cure Amount” has the meaning ascribed to such term in Section 6.8(a).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities that are customarily obtained in the ordinary course after transfers comparable to the transactions contemplated hereby, but shall not include any consents set forth on Schedule 7.2(c).

“Deductible Amount” has the meaning ascribed to such term in Section 10.4(a).

“Defect Notice” means a written notice delivered to HFS on or before the Defect Notice Date specifying one or more defects associated with the Water Assets that Buyer asserts constitutes an Environmental Defect, which, to be valid, shall include (i) a specific description of each such Environmental Defect and the Water Asset affected thereby, including the Environmental Laws alleged to be violated and the facts that give rise to such alleged violation, (ii) the basis for such assertion under the terms of this Agreement, and (iii) Buyer’s good faith reasonable estimate of the Environmental Defect Amount attributable to such individual alleged Environmental Defect and the computations and information upon which Buyer’s estimate is based.

“Defect Notice Date” means 5:00 p.m. United States Central Standard Time on the earlier of (i) December 17, 2018 and (ii) the day that Buyer notifies HFS in writing that it has completed its environmental due diligence of the Water Business.

“Deed” means the Special Warranty Deed substantially in the form attached hereto as Exhibit G, pursuant to which the Owned Real Property is conveyed to Buyer.

“Direct Claim” means any claim by an Indemnified Party with respect to a Liability which does not result from a Third Party Claim.

“Disputed Matter” has the meaning ascribed to such term in Section 6.13(e)(ii).

“Effective Time” means 7:00 a.m. United States Central Standard Time on October 1, 2018.

“Employee Plans” has the meaning ascribed to such term in Section 4.11.

“Environmental Arbitrator” has the meaning specified in Section 6.13(g)(i).

“Environmental Defect” means a violation of applicable Environmental Laws existing prior to the Effective Time that requires remediation, restoration or correction in respect of any

Water Asset; provided, however, that the term “Environmental Defect” shall not include (a) any obligations to plug, abandon or otherwise decommission any well, (b) the presence of asbestos or NORM in or on the Water Assets in quantities typical for oilfield and water production and handling operations, or (c) the presence of hydrogen sulfide in the Water Assets.

“Environmental Defect Amount” has the meaning ascribed to such term in Section 6.13(f).

“Environmental Information” has the meaning ascribed to such term in Section 6.13(a).

“Environmental Laws” means any applicable federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health and safety, the environment, natural resources, or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or regulated substances, wastes, or materials, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of, or the exposure to or releases of, Hazardous Materials, including, but in no way limited to, the following laws, in effect as of the Closing Date or at any previous time as in place or amended : (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and (xii) all rules, regulations, orders, judgments, publications, or decrees promulgated or issued with respect to the foregoing by Governmental Authorities with appropriate jurisdiction.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, reasonable attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements imposed pursuant to Environmental Laws), injunction, judgment or similar act (including binding settlements) by any Governmental Authority or other Person (in each case) to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws or (ii) pursuant to any pending claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs (in each case) to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws.

“Environmental Permits” has the meaning ascribed to such term in Section 4.6(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Adjustment Amount” has the meaning ascribed to such term in Section 2.5(a).

“Estimated Closing Payment” means an amount equal to (a) the Base Purchase Price plus (b) the Estimated Closing Adjustment Amount, less (d) any adjustments to be made at Closing as contemplated by Section 6.8, Section 6.13(e)(iii) or Section 6.14.

“Estimated Defect Amount” has the meaning ascribed to such term in Section 6.13(e)(ii).

“Exchange Act” has the meaning ascribed to such term in Section 6.12(a)(i).

“Excluded Assets” means the following assets of any Seller or Affiliate thereof:

(a)           any and all rights to the HFS Marks, together with any Contracts granting rights to use the same;

(b)           any and all cash and cash equivalents on hand or held by any bank or other Person and any accounts or notes receivable;

(c)           any and all rights under the Insurance Policies, including the proceeds thereof and interests in insurance pools and programs;

(d)           any and all causes of action (including counterclaims) and defenses against Third Parties but only to the extent related to any of the Excluded Assets;

(e)           those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect of any Excluded Assets;

(f)            overhead power lines, poles and well site connections located in the Operating Areas;

(g)           all minute books, stock records and corporate seals of the Sellers;

(h)           all employee-related or employee benefit-related files or records of the Sellers or their Affiliates;

(i)            the Partially Retained Agreements;

(j)            the Retained Fee Property; and

(k)           all other assets, rights and properties of the Sellers that are not Water Assets, including all Oil and Gas Interests and all assets used in connection therewith and Contracts related thereto.

“Excluded Liabilities” means all Liabilities other than Assumed Liabilities, including (a) the Liabilities, if any, of the Sellers with respect to any employees or any Employee Plan, (b) any Liability arising from the conduct of the Water Business prior to the Effective Time, (c) any Liabilities arising from the gross negligence or willful misconduct of HFS in the operation of the Water Assets prior to the Closing Date, (d) any Income Taxes of the Sellers or any of their respective direct or indirect owners, (e) any Asset Taxes related to any taxable period (or portion thereof, determined in accordance with Section 8.3) ending at or before the end of the day before the Effective Time or on any prior date, (f) any Indebtedness of any Seller (other than any Indebtedness under a Water Contract), (g) Liabilities of the Sellers not relating to the Water Business, (h) any Liabilities associated with any of the Excluded Assets and (i) Liabilities of the Sellers for brokers’ fees.

“Execution Date” has the meaning ascribed to such term in the preamble.

“Filings” has the meaning ascribed to such term in Section 6.12(a)(i).

“Final Closing Adjustment Amount” means the actual Closing Adjustment Amount as determined pursuant to the procedures set forth in Section 2.5.

“Financial Records” has the meaning ascribed to such term in Section 6.12(a)(i).

“Freshwater Wells” means the freshwater wells identified and described on Exhibit E.

“GAAP” means United States generally accepted accounting principles with such exceptions to such United States generally accepted accounting principles as may be noted or otherwise referred to on any individual financial statement or schedule.

“Governing Documents” means, (i) with respect to a corporation, its charter and bylaws, or equivalent governing documents, (ii) with respect to a limited partnership, its certificate of limited partnership and its limited partnership agreement, or equivalent governing documents, and (iii) with respect to a limited liability company, its certificate of formation and its operating agreement, or equivalent governing documents.

“Governmental Authority” means any (a) national, state, county, municipal, or local government (whether domestic or foreign) and any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction, or (d) any arbitrator with authority to bind a party at law.

“Hackberry Draw Operating Area” means the operating area identified as “Hackberry Draw” on the map attached as Exhibit H-1.

“Hazardous Materials” means any pollutant, contaminant, waste, chemical, or any other substance (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic substance,” or otherwise classified as hazardous or toxic, in or pursuant to any applicable Environmental Law; (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) which is or contains any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof.

“HEP” has the meaning ascribed to such term in the preamble.

“HFS” has the meaning ascribed to such term in the preamble.

“HFS Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).

“HFS Fundamental Representations” means the representations and warranties of the Sellers set forth in Sections 4.1 (Organization), 4.2 (Authority and Approval; Enforceability), 4.3(a)(i) (No Conflict; Consents) and 4.16 (Brokerage Arrangements).

“HFS Indemnified Parties” has the meaning ascribed to such term in Section 10.2.

“HFS Marks” has the meaning ascribed to such term in Section 6.6.

“HOC” has the meaning ascribed to such term in the preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, liquid hydrocarbons, gas, and any and all other liquid or gaseous hydrocarbons, as well as their respective constituent products (including condensate, casinghead gas, distillate and natural gas liquids), and, to the extent useful for the exploration for and production of the foregoing, any other minerals produced in association therewith (including elemental sulfur, helium, carbon dioxide and other non-hydrocarbon substances produced in association with any of the above-described items).

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits.

“Indebtedness” of any Person means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under capital leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under any hedge Contracts, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnifiable Schedule Supplement Matters” has the meaning ascribed to such term in Section 6.8(c).

“Indemnified Party” means a HFS Indemnified Party or a Buyer Indemnified Party.

“Indemnifying Party” means a Party required to provide indemnification under Section 10.1 or 10.2.

“Independent Accountant” has the meaning ascribed to such term in Section 2.5(d).

“Individual Defect Threshold” has the meaning specified in Section 6.13(f)(v)(A).

“Individual Indemnity Threshold” has the meaning set forth in Section 10.4(a).

“Insurance Policies” has the meaning ascribed to such term in Section 4.12.

“Intellectual Property” means all intellectual property rights, statutory or common law, worldwide, including (i) trademarks, service marks, trade dress, slogans, logos, assumed names, and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (ii) copyrights and domain names and any applications or registrations for any of the foregoing; and (iii) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Knowledge” means, (a) with respect to the Sellers, the actual knowledge of any person listed on Schedule 1.1(d), including after due inquiry of such person’s direct reports, and (b) with respect to Buyer, the actual knowledge of any person listed on Schedule 1.1(e), including after due inquiry of such person’s direct reports.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority.

“Liabilities” means liabilities and obligations, whether direct or indirect, known or unknown, accrued, contingent, absolute, determined, determinable or otherwise, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, Proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting any Proceeding.

“Lien” means any mortgage, pledge, security interest, lien, restriction on use or transfer (other than those imposed by law), other possessory interest, adverse claim or encumbrance or charge of any kind.

“Material Adverse Effect” means any event, effect, change, fact or circumstance that, individually or in the aggregate, has or could reasonably be expected to have, a material and adverse effect on (a) the business, assets, liabilities, properties, financial condition or results of operations of the Water Business, taken as a whole, or (b) the ability of the Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that a Material Adverse Effect shall not take into account any event, effect, change, fact or circumstance arising from or primarily relating to (i) changes generally affecting the industries in which the Water Business operates (including any change in the price of Hydrocarbons or water), (ii) changes in United States or global economic conditions or financial, banking, or securities markets (including any disruption thereof) in general, (iii) changes in national or international political or social conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) changes, or proposed changes in GAAP or applicable Law (or any interpretation thereof), (v) the taking of any action expressly consented to in writing by Buyer pursuant to Section 6.1(b) and (vi) the announcement of the execution of this Agreement or the Transaction Documents or the proposed or actual consummation of the transactions contemplated hereby or thereby; provided, that in the case of clauses (i), (ii), (iii) and (iv) above, the impact of such change on the Water Business is not disproportionate (other than in an immaterial amount) to the impact on similarly situated Persons conducting business in the industries in which the Water Business operates.

“Material Contract” has the meaning ascribed to such term in Section 4.9(a).

“Material Permits” has the meaning ascribed to such term in Section 4.8(a).

“Memoranda of Agreement” means the memoranda of agreement relating to the Produced Water Agreement entered into by and among the parties to the Produced Water Agreement, to be filed in each of the counties listed on Schedule 1.1(f), which memoranda shall be substantially in the form as attached as an exhibit to the Produced Water Agreement.

“Monument Draw Operating Area” means the operating area identified as “Monument Draw” on the map attached as Exhibit H-2.

“Monument Draw Water” has the meaning ascribed to such term in Section 6.15.

“NORM” has the meaning ascribed to such term in Section 6.13(b).

“Notice” has the meaning ascribed to such term in Section 11.2.

“Notice of Disagreement” has the meaning ascribed to such term in Section 2.5(c).

“Oil and Gas Interests” means any rights of the Sellers or any of their Affiliates to produce, explore for, or develop any of the lands included in the Real Property (or the mineral estates covered by such lands), or any other real property interests which are pooled, unitized or communitized with such lands (or the mineral estates of such pooled, unitized or communitized real property interests), for the production of native Hydrocarbons in, on or under any of such lands or real property interests.

“Operating Area” means each of the Hackberry Draw Operating Area, the Monument Draw Operating Area and the West Quito Draw Operating Area.

“Other Real Property” means (a) the Contracts used in connection with the Water Systems for surface operations, such as valves, meters, motors, fixtures, machinery, pressure regulators, piping, and other similar and/or appurtenant structures, and being more fully described on Schedule 4.4(a)-2, (b) the Surface Use Agreements and (c) the Water Wells; provided, however, that the term “Other Real Property” shall not include any rights in any Oil and Gas Interests.

“Owned Real Property” means the real property described on Schedule 4.4(a)-1; provided, however, that the term “Owned Real Property” shall not include any rights in any Oil and Gas Interests.

“Parent” means Halcón Resources Corporation, a Delaware corporation.

“Parent Credit Facility” means the Senior Secured Revolving Credit Agreement dated September 9, 2016, among Parent, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions.

“Parent Guaranty” means the Guaranty Agreement executed by Parent in favor of Buyer dated as of the Execution Date.

“Partially Assigned Agreement” means, with respect to the Combined Water Agreements, the rights and obligations that are assigned to Buyer as further described in Section 6.7(b).

“Partially Retained Agreement” means, with respect to the Combined Water Agreements, the rights and obligations that are retained by the Sellers as further described in Section 6.7(b).

“Parties” means the Sellers and Buyer, collectively, and the term “Party” refers to any of them, individually.

“Pending Permit Applications” has the meaning ascribed to such term in Section 6.7(c).

“Pending Permit Property” has the meaning ascribed to such term in Section 6.7(d).

“Permit” means any license, permit, certificate of authority, approval, tender, bid, registration, franchise, variance, exemption, consent or other authorization of or from a Governmental Authority.

“Permitted Liens” means:

(a)           Liens for Taxes or assessments not yet due or delinquent or that are being contested in good-faith by appropriate proceedings;

(b)           Customary Post-Closing Consents;

(c)           conventional rights of reassignment upon final intention to abandon or release the Water Assets, or any of them, to the extent not triggered;

(d)           such title defects as Buyer may waive in writing;

(e)           all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Water Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Water Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Water Assets to any Governmental Authority, with respect to any franchise, grant, license, or permit, provided, in each case, that any such Law has not been violated;

(f)            rights of a Third Party common owner of any interest in any Real Property to the extent that the same does not materially impair the use or operation of the Water Assets as currently used and operated;

(g)           easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights affecting the Water Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, that do not, and would not reasonably be expected to, materially impair the use, ownership or operation of the Water Assets (as currently owned and operated) or reduce the share of revenues or increase the share of costs with respect to the Water Assets that must be borne by Buyer;

(h)           zoning and planning ordinances and municipal regulations to which the Water Business complies in all material respects; provided that such regulations have not been violated;

(i)            vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or are being contested in good-faith by appropriate proceedings, or in the ordinary course of business since the Balance Sheet Date and that do not materially detract from the value of or materially interfere with the conduct of the Water Business;

(j)            Liens created under the Real Property and/or operating agreements or by operation of Law in respect of obligations not yet due;

(k)           any Liens affecting the Water Assets which are discharged by the Sellers or their Affiliates at or prior to Closing;

(l)            any Liens arising under original purchase price conditional sales Contracts and equipment leases with other Persons entered into in the ordinary course of business;

(m)          any Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Water Business in the ordinary course of such business; and

(n)           any title defects or Liens that do not, individually or in the aggregate, materially detract from the value, use or occupancy of the Water Assets, taken as a whole, or materially interfere with the Water Business.

“Person” means a natural person or entity, including a corporation, limited liability company, venture, partnership (general or limited), trust, unincorporated organization, association, Governmental Authority or other entity.

“Post-Closing Statement” has the meaning ascribed to such term in Section 2.5(b).

“Proceeding” means any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority.

“Produced Water Agreement” means a Produced Water Gathering and Disposal Agreement in the form attached hereto as Exhibit F-1.

“Reference Balance Sheets” means (a) the unaudited balance sheet of the Water Business as of December 31, 2017, and (b) the unaudited balance sheet of the Water Business as of September 30, 2018.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into or through the environment.

“Retained Fee Property” means the real property described Schedule 1.1(c).

“Retained Water Supply Assets” has the meaning ascribed to such term in Section 6.14(b).

“SEC” has the meaning ascribed to such term in Section 6.12(a)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning ascribed to such term in the preamble.

“SCADA” means supervisory control and data acquisition.

“Schedule Supplement” has the meaning ascribed to such term in Section 6.8(a).

“Schedule Supplement Matters” has the meaning ascribed to such term in Section 6.8(a).

“Schedules” means the schedules to this Agreement.

“Shared Use Agreement” means a shared use agreement between HFS and Buyer in the form attached hereto as Exhibit C.

“Side Letter Agreement” means the letter agreement between HFS and Buyer, to be dated of the Closing Date, in the form attached hereto as Exhibit K

“Straddle Period” means any taxable period beginning before and ending after the Effective Time.

“Surface Use Agreements” means (a) the easements, rights-of-way, permits, consents, licenses and other similar rights and interests described on Schedule 4.4(a)-3, including any Partially Assigned Agreement that is a Surface Use Agreement, and (b) any easements, rights-of-way, permits, consents, licenses and other similar rights and interests entered into by a Seller in accordance with Section 6.1 after the Execution Date and before the Closing Date relating to the

Water Business (including any rights and obligations that are to be assigned to Buyer as further described in Section 6.7(b) under a Combined Water Agreement that is a Surface Use Agreement entered into by a Seller in accordance with Section 6.1 after the Execution Date and before the Closing Date).

“SWD” has the meaning ascribed to such term in Section 4.19.

“Tangible Personal Property” has the meaning ascribed to such term in Section 4.4(b).

“Tax” or “Taxes” means any U.S. federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sale, use, transfer, registration, value added, escheat, unclaimed property, alternative or add on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, fine or additions to Tax thereto.

“Tax Contest” has the meaning ascribed to such term in Section 8.6.

“Tax Owner” means, with respect to any Person that is classified as an entity disregarded from its sole regarded owner for U.S. federal Income Tax purposes, such regarded owner.

“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes (including any attachments thereto and any amendment thereof), including information returns or reports with respect to backup withholding and other payments to other Persons.

“Termination Date” has the meaning ascribed to such term in Section 9.1(b).

“Third Party” means any Person other than any of the Sellers, Buyer or any of their respective Affiliates.

“Third Party Claim” means any claim or the commencement of any Proceeding asserted or commenced by a Third Party against an Indemnified Party, as to which an Indemnified Party is entitled to make a claim pursuant to Article 10.

“Transaction Documents” means (a) the Transition Services Agreement, the Produced Water Agreement, the Memoranda of Agreement, the Buyer Parent Guaranty, the Parent Guaranty, the Bill of Sale, the Shared Use Agreement, the Side Letter Agreement and any other documents or certificates delivered pursuant to this Agreement and (b) to the extent entered into at Closing in accordance with Section 6.14, the Water Services Agreement.

“Transfer Taxes” has the meaning ascribed to such term in Section 8.5.

“Transition Services Agreement” means a transition services agreement between HFS and Buyer in the form attached hereto as Exhibit A.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Water Assets” means all of the right, title and interest of the Sellers to the following assets and properties (other than items included in the definition of “Excluded Assets” and subject to Section 6.7):

(a)           the Water Systems;

(b)           the Water Contracts;

(c)           the Water Property;

(d)           the Water Permits;

(e)           the Water Records;

(f)            the Pending Permit Applications;

(g)           all equipment, machinery, tools, fixtures and other personal, movable and mixed property, operational and nonoperational, known or unknown, including meters, check meters, and metering stations, measurement and regulation equipment, compressors and compression facilities and equipment, valves, generators, motors, pumping stations and equipment, cathodic and electrical protection units, bypasses, regulators, flow control equipment, and other connections, fittings, spare parts, facilities, fixtures, and tangible personal and mixed property and improvements, in each case, related to the Water Systems and located on the Water Property;

(h)           all prepaid claims, prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by any Seller to any other Person relating exclusively to the Water Business;

(i)            all Third-Party indemnities relating exclusively to the Water Business prior to the Closing Date or relating to the Assumed Liabilities, in each case and pursuant to which a Seller is an indemnified party; and

(j)            all rights, claims, credits, rights of setoff against a Third Party and causes of action (including counterclaims) and defenses of the Sellers, including to manufacturers’ and contractors warranties and indemnities, with respect to any of the Water Assets.

“Water Business” means the business of owning, operating or using the Water Assets as conducted by Sellers as of the Execution Date.

“Water Contracts” means (a) the Contracts set forth on Schedule 1.1(a), and (b) any Contract entered into by a Seller in accordance with Section 6.1(b)(ii) after the Execution Date and before the Closing Date relating to the Water Business.  For the avoidance of doubt, the term “Water Contracts” shall not include (i) any Contract representing an interest in any Water Property or (ii) any Contract related to the New Equipment (as such term is defined in the Transition Services Agreement).

“Water Permits” means all right, title and interest of the Sellers in and to all Permits, relating to the Water Systems.

“Water Property” means the Owned Real Property and the Other Real Property.

“Water Records” means all right, title and interest of the Sellers in and to all files, records, maps, information, and data, whether written or electronically stored, including: (a) land and title records (including abstracts of title, title opinions, and title curative documents); (b) contract files; (c) correspondence; and (d) operations, environmental, throughput, pipeline integrity data and records, and (e) Tax Returns and related accounting records, in each case, that are primarily relating to the Water Assets.

“Water Services Agreement” has the meaning ascribed to such term in Section 6.14(a).

“Water Supply Asset Value” has the meaning ascribed to such term in Section 6.14(b).

“Water Systems” means the water gathering and pipeline systems, the water facilities and the Water Wells described on Exhibit D.

“Water Wells” means the Freshwater Wells (except as set forth in Section 6.14(b)) and the saltwater disposal wells described on Exhibit E.

“West Quito Draw Operating Area” means the operating area identified as “West Quito Draw” on the map attached as Exhibit H-3.

“WSA Negotiation Period” has the meaning ascribed to such term in Section 6.14(b).

1.2          Construction.  In constructing this Agreement:  (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Schedule, Exhibit, preamble or recitals of this Agreement; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural; (f) all words used as accounting terms and not otherwise defined in this Agreement has the meaning commonly applied to such term under GAAP; (g) the words “herein,” “hereby,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or Article or other subdivision; (h) the word “or” is not exclusive; and (i) the terms “ordinary course” or “ordinary course of business” shall be deemed to refer to the conduct of the Sellers with respect to the Water Business in the ordinary course consistent with past practice.

ARTICLE 2
PURCHASE AND SALE

2.1          Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in, to and under the Water Assets.  Buyer expressly understands and agrees that it is not purchasing or acquiring, and Sellers are not selling or assigning, any Excluded Assets, and all such Excluded Assets shall be excluded from the Water Assets.

2.2          Assumed Liabilities; Excluded Liabilities.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all Assumed Liabilities.  Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the Excluded Liabilities.

2.3          Purchase Price.  The aggregate purchase price for the Water Assets shall be (a) the sum of the Estimated Closing Payment and the Final Closing Adjustment Amount, plus (b) the assumption of the Assumed Liabilities.  The purchase price shall be paid in accordance with Section 3.3(b) and subject to adjustment as provided in Sections 2.5, 6.8, and 6.13.

2.4          Guaranties.  Simultaneously with the execution and delivery of this Agreement, (a) Parent has executed and delivered to Buyer the Parent Guaranty and (b) Buyer Parent has executed and delivered to HFS the Buyer Parent Guaranty.

2.5          Closing Adjustment Amount.

(a)           Estimated Closing Adjustment Amount.  At least three (3) Business Days prior to the Closing, HFS shall deliver to Buyer a written statement setting forth HFS’s good-faith estimate of the Closing Adjustment Amount (the “Estimated Closing Adjustment Amount”) and the resulting Estimated Closing Payment, calculated in accordance with the terms of this Agreement and quantifying in reasonable detail the estimates of the items constituting such Estimated Closing Adjustment Amount.  Upon delivery of the statement setting forth the Estimated Closing Adjustment Amount and prior to the Closing Date, Buyer shall have an opportunity to review such statement and the Parties shall cooperate in good-faith to mutually agree upon the Estimated Closing Adjustment Amount if Buyer disputes any item proposed to be set forth on such statement; provided, that, if the Parties are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Adjustment Amount set forth in the statement provided by HFS to Buyer shall be binding for purposes of Section 3.3(b), but not for purposes of Section 2.5(b).

(b)           Post-Closing Statement.  As promptly as practicable after the Closing Date, and in any event not later than ninety (90) days after the Closing Date, HFS shall deliver to Buyer a statement (the “Post-Closing Statement”) which shall set forth HFS’s good-faith calculation of the Closing Adjustment Amount in reasonable detail.  The Sellers shall give Buyer and its authorized representatives access to such employees, officers, facilities and such books and records of the Sellers as are reasonably necessary to allow Buyer and its authorized representatives to verify the Post-Closing Statement.

(c)           Dispute Procedures.  The Post-Closing Statement shall become final and binding on the Sellers and Buyer on the forty-fifth (45th) day following the date the Post-Closing Statement is received by Buyer, unless prior to such date Buyer delivers a notice (a “Notice of Disagreement”) to HFS stating that Buyer disagrees with HFS’s calculation of the Closing Adjustment Amount (or any component thereof), which notice shall set forth all of Buyer’s disputed items together with Buyer’s proposed changes thereto, including an explanation in reasonable detail of the basis on which Buyer proposes such changes.  Buyer shall be deemed to have agreed with all items and amounts contained in the Post-Closing Statement that are not specifically identified in such Notice of Disagreement.  If Buyer timely delivers a Notice of Disagreement, then Buyer and HFS shall use their good-faith efforts to reach agreement on the disputed items to determine the Closing Adjustment Amount.

(d)           Independent Accountant.  If Buyer and HFS have not signed an agreement resolving the disputed items by the thirtieth (30th) day following HFS’s receipt of a Notice of Disagreement, then the disputed items set forth in the Notice of Disagreement may be submitted by Buyer or HFS to an independent accounting firm approved by Buyer and HFS (the “Independent Accountant”) for resolution at any time after the end of the foregoing thirty (30) day period.  In making such determination, the Independent Accountant shall consider only those items and amounts in the Post-Closing Statement with which Buyer has disagreed and which are set forth in the Notice of Disagreement.  Each Party agrees that it shall not engage, or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Post-Closing Statement and the Closing Adjustment Amount have been finally determined pursuant to this Section 2.5.  The fees and expenses of the Independent Accountant shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Buyer.  In no event shall the Closing Adjustment Amount as determined by the Independent Accountant be more favorable to the Sellers than reflected on the Post-Closing Statement prepared by HFS nor more favorable to Buyer than shown in the proposed changes delivered by Buyer pursuant to its Notice of Disagreement.

(e)           Binding Effect.  If a Notice of Disagreement is timely given, the Final Closing Adjustment Amount shall be deemed determined on the date that the Independent Accountant gives notice to Buyer and HFS of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Buyer and HFS agree in writing on the amount thereof, in which case the Final Closing Adjustment Amount shall be calculated in accordance with such determination or agreement, as the case may be.  Any determination of the Final Closing Adjustment Amount by the Independent Accountant shall be final and binding upon Buyer and the Sellers.

(f)            Adjustments.

(i)            If the Final Closing Adjustment Amount exceeds the Estimated Closing Adjustment Amount, then Buyer shall pay to Sellers an amount of cash equal to such excess.

(ii)           If the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, then HFS shall pay to Buyer an amount of cash equal to such difference.

(iii)          Any payment required by this Section 2.5(f) shall be made within five (5) Business Days after the date the Final Closing Adjustment Amount is deemed to be finally determined pursuant to Section 2.5(b), 2.5(c) or 2.5(d), as the case may be.

ARTICLE 3
CLOSING

3.1          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 on the third Business Day following the date on which all of the conditions to Closing set forth in Article 7 have been satisfied or waived, at 10:00 a.m., Houston time, or such other place, date and time as may be mutually agreed to in writing by the Parties, provided that no less than three (3) Business Days shall elapse between the date of delivery of any supplement to the Schedules pursuant to Section 6.8 and the Closing.  The “Closing Date,” as referred to herein, shall mean the date of the Closing.  For applicable Tax and accounting purposes, the Closing shall be deemed to occur at 12:01 a.m. Houston time on the Closing Date.

3.2          Deliveries by the Sellers at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, the Sellers shall deliver or cause to be delivered the following to Buyer:

(a)           a counterpart of the Produced Water Agreement, duly executed by the Sellers or their Affiliates that are parties thereto;

(b)           a counterpart of the Memoranda of Agreement, duly executed by the Sellers or their Affiliates that are parties to the Produced Water Agreement;

(c)           a counterpart of the Transition Services Agreement, duly executed by HFS;

(d)           a counterpart of the Side Letter Agreement, duly executed by the Sellers that are parties thereto;

(e)           a counterpart of the Shared Use Agreement, duly executed by the Sellers that are parties thereto;

(f)            counterparts of one or more Bills of Sale, duly executed by the Sellers that are parties thereto;

(g)           counterparts of one or more Deeds, duly executed by the Sellers that are parties thereto;

(h)           a properly completed and executed statement from each of HEP, HOC, and the Tax Owner of HFS, each dated as of the Closing Date and each meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(i)            a properly completed and executed Texas Railroad Commission Form P-4 change of operator form with respect to each Water Well, naming Buyer as the operator of such Water Well, except with respect to any Freshwater Well that is not transferred at Closing in accordance with Section 6.14;

(j)            Lien releases, in form and substance reasonably satisfactory to Buyer, effecting the full and complete release of all Liens on the Water Assets (with the exception of Permitted Liens), duly executed by the holders thereof, including releases of any Liens in favor of the lenders under the Parent Credit Facility;

(k)           a counterpart of a termination letter in a form mutually agreeable to the Parties evidencing the termination of that certain Water Management Services Agreement, dated June 25, 2018, between EnWater Midstream, LLC and Halcón Energy Properties, Inc., duly executed by the Sellers that are parties thereto;  and

(l)            such other bills of sale, assignments, certificates, cross receipts, instruments and documents as Buyer may reasonably request in order to effectuate the transfer, assignment and conveyance to Buyer of the Water Assets and the assumption of the Assumed Liabilities as contemplated herein and to consummate the other transactions contemplated by this Agreement and the Transaction Documents.

3.3          Deliveries by Buyer at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall deliver or cause to be delivered the following to HFS:

(a)           a counterpart of the Produced Water Agreement, Memoranda of Agreement, Transition Services Agreement, Side Letter Agreement, Shared Use Agreement, Bills of Sale and Deeds (if necessary), duly executed on behalf of Buyer;

(b)           a wire transfer to HFS, in an amount equal to the Estimated Closing Payment in immediately available funds;

(c)           a counterpart of a termination letter in a form mutually agreeable to the Parties evidencing the termination of that certain Water Management Services Agreement, dated June 25, 2018, between EnWater Midstream, LLC and Halcón Energy Properties, Inc., duly executed on behalf of Buyer; and

(d)           such other bills of sale, assignments, certificates, cross receipts, instruments and documents as HFS may reasonably request in order to effectuate the transfer, assignment and conveyance to Buyer of the Water Assets and the assumption of the Assumed Liabilities as contemplated herein and to consummate the other transactions contemplated by this Agreement and the Transaction Documents.

3.4          Sellers’ Representative.  Each Seller hereby appoints HFS as the representative of such Seller to act as the agent on behalf of such Seller for all purposes under this Agreement,

including for the purposes of:  (a) acceptance of any payments hereunder and delivery of wire instructions in connection therewith; (b) delivering any funds hereunder; (c) determining whether the conditions to closing in Section 7.2 have been satisfied and supervising the Closing, including waiving any such condition if HFS, in its sole discretion, determines that such waiver is appropriate; (d) taking any action that may be necessary or desirable, as determined by HFS in its sole discretion, in connection with the termination hereof in accordance with Article 9; (e) taking any and all actions that may be necessary or desirable, as determined by HFS in its sole discretion, in connection with the amendment hereof in accordance with Section 11.3; (f) accepting notices on behalf of such Seller; (g) executing and delivering, in HFS’s capacity as the representative of such Seller, any and all notices, documents or certificates to be executed by HFS, on behalf of such Seller, in connection with this Agreement; (h) granting any consent or approval on behalf of such Seller under this Agreement and (i) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by such Seller or by HFS on behalf of such Seller.  As the representative of the Sellers, HFS will act as the agent for all Sellers and shall have authority to bind each Seller in accordance with this Agreement.  Each Seller agrees that Buyer will be entitled to rely on any action taken by HFS on behalf of the Sellers pursuant to this Section 3.4, and that any such action will be binding upon each Seller as fully as if such Seller had taken such action.  Each Seller agrees that Buyer does not have any duty to investigate or question any action taken or not taken by HFS under this Agreement and that Buyer may fully rely upon such actions and inactions without further inquiry or other duty.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Sellers, jointly and severally, represent and warrant to Buyer as follows:

4.1          Organization.  Each Seller is duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2          Authority and Approval; Enforceability.  Each Seller has full corporate power and authority or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by each of them.  The execution and delivery of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed have been duly authorized and approved by all requisite corporate action or limited liability company action, as the case may be, of such Seller.  This Agreement and each of the Transaction Documents to which a Seller is a party, or when executed will be, duly executed and delivered by it, and, assuming this Agreement and each of the Transaction Documents have been duly authorized, executed and delivered by Buyer and its Affiliates, constitute the valid and legally binding obligation of such Seller, enforceable against it, be, in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3          No Conflict; Consents.

(a)           Except as set forth on Schedule 4.3(a) and for such filings as may be required under the HSR Act, the execution, delivery and performance of this Agreement and the Transaction Documents by Parent and the Sellers does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of Parent or the Sellers, (ii) violate any provision of any Law applicable to Parent, the Sellers, the Water Assets or the Water Business; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Material Contract or violate any Permit held by the Sellers or Parent related to the Water Assets or the Water Business; except for those items in the case of this clause (iii) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Water Assets.

(b)           Except as set forth on Schedule 4.3(b) and for such filings as may be required under the HSR Act, no consent, approval, license, permit, order or authorization of any Governmental Authority is required in connection with the execution, delivery, and performance by Parent or the Sellers of this Agreement and the Transaction Documents to which it is a party except (i) as have been waived or obtained in writing or with respect to which the time for asserting such right has expired, or (ii) Customary Post-Closing Consents.

4.4          Assets.

(a)           Real Property.  Other than the Excluded Assets, the real property set forth on Schedules 4.4(a)-1, 4.4(a)-2 and 4.4(a)-3, together with the properties made available to Buyer under the Transition Services Agreement, constitutes all real property reasonably necessary to operate the Water Systems as currently operated by Sellers.  Except as disclosed on Schedule 4.4(a)-4:

(i)            the Sellers have good and indefeasible fee simple title to the Owned Real Property free and clear of all Liens, except Permitted Liens;

(ii)           the Sellers and their Affiliates have not created, made or granted any Liens on the Owned Real Property or the Other Real Property, except for Permitted Liens;

(iii)          the Sellers have not sold, conveyed, leased, transferred or assigned all or any portion of Owned Real Property or Other Real Property to any other Person;

(iv)          there is no pending or, to the Sellers’ Knowledge, threatened in writing condemnation of any part of the Owned Real Property by any Governmental Authority;

(v)           no Seller has received any written notice of any material default or breach under any Surface Use Agreement; and

(vi)          subject to Permitted Liens, the Sellers have good and indefeasible title to all Water Wells located on the Owned Real Property.

(b)           Tangible Personal Property.  Except as disclosed on Schedule 4.4(b)-2, (i) all material tangible personal property primarily used or held for use in connection with the Water Business is listed on Schedule 4.4(b)-1 (“Tangible Personal Property”), and (ii) no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default by the Sellers under any lease of Tangible Personal Property.  The Sellers have good, marketable and valid title to, or rights by license, lease or other agreement to use, all Tangible Personal Property, free and clear of all Liens, except for Permitted Liens.

4.5          Taxes.  Except as set forth on Schedule 4.5, (a) all material Asset Tax Returns required to be filed by the Sellers have been filed, such Asset Tax Returns are complete and correct in all material respects, and all Taxes shown on such Asset Tax Returns have been paid in full, (b) there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Asset Tax Return or the payment of any Asset Tax, (c) there are no Proceedings for the assessment or collection of Asset Taxes pending or, to the Sellers’ Knowledge, threatened with respect to Asset Taxes, (d) none of the Water Assets consists of an equity or other ownership interest in any other Person or are subject to any Tax partnership agreement, (e) there are no Tax Liens on any of the Water Assets other than Permitted Liens, and (f) HFS is classified as an entity disregarded from its sole regarded owner for U.S. federal income tax purposes.  This Section 4.5 contains the sole and exclusive representations and warranties in this Agreement with respect to Taxes or Tax matters, and such representations and warranties apply solely with respect to taxable periods (or portions thereof) ending prior to the Closing Date, and do not apply with respect to any taxable period (or portion thereof) beginning on or after the Closing Date.

4.6          Environmental Matters.  Except as set forth on Schedule 4.6:

(a)           With respect to the Water Business, no Seller has entered into, or is a party (directly or as successor in interest) to, nor is any Water Asset subject to, any material Contracts with, or consent, order, decree, or judgment of, any Governmental Authority that is in existence as of the Execution Date and (i) is based on any Environmental Laws and relates to the present or future use of any of the Water Assets or (ii) that requires any material remediation of or other material change in the present conditions of any of the Water Assets.

(b)           No Seller has received any written notice from a Third Party expressly alleging any claims against it (i) that the Water Assets are not in material compliance with any Environmental Laws, except for such non-compliance which has been remediated or otherwise resolved, or (ii) with respect to material Environmental Liabilities to the extent relating to the

Water Assets or making any express demands to clean-up any portion of the Water Assets because of a violation of Environmental Law, except for such claims or demands which have been resolved and closed with the applicable Governmental Authorities.

(c)           To the Knowledge of the Sellers, during Sellers’ period of ownership, there has not been any Release of Hazardous Materials at or from any Water Assets (i) for which applicable Environmental Law requires notice, investigation or response action, or (ii) that materially interferes with or prevents compliance by the Sellers with any Environmental Law or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto, in each case, with respect to the Water Business.

(d)           All material reports, studies, written notices from environmental Governmental Authorities, including tests, analyses, and other similar documents specifically addressing environmental matters related to the ownership or operation of the Water Assets, which are in the Sellers’ or their Affiliates’ possession, have been made available to Buyer.

(e)           Schedule 4.6(e) sets forth a true and correct list of all material Permits required by Environmental Laws for the conduct of the Water Business (the “Environmental Permits”) and except as described in Schedule 4.6(e), (i) the Sellers validly hold all such Environmental Permits; (ii) no Seller has received any written notification expressly alleging any violations with respect to any of such Environmental Permits; and (iii) no Proceeding is pending or, to the Sellers’ Knowledge, threatened with respect to any alleged failure by any Seller to have any Environmental Permit required to conduct the Water Business in compliance in all material respects with Environmental Laws.

(f)            Notwithstanding any other provision of this Agreement, this Section 4.6 and Section 4.19(c) contains the sole and exclusive representations and warranties in this Agreement with respect to (and no other provision of this Article 4 shall apply to) Environmental Laws, Environmental Permits and other environmental matters with respect to the Water Assets or the Sellers.

4.7          Sufficiency of Assets.  Except as set forth on Schedule 4.7 and other than the Excluded Assets, the Water Assets, together with the Produced Water Agreement, the services contemplated to be provided by Buyer under the term sheet for the Water Services Agreement attached as Exhibit F-2, and the properties and assets made available to Buyer under the Transition Services Agreement, constitute all material assets and properties reasonably necessary to operate the Water Systems as currently operated by the Sellers.  Except as set forth on Schedule 4.7, during Sellers’ period of ownership, and to Sellers’ Knowledge, during the period prior to Sellers’ ownership, the Water Assets have been, in all material respects, owned, constructed, maintained and operated in a good and workmanlike manner and in accordance with customary practices in the oil and gas industry.  To the Knowledge of the Sellers, all pipeline systems and related facilities included in the Water Assets have been in continuous operation during Sellers’ period of ownership, and to Sellers’ Knowledge, during the period prior to Sellers’ ownership, except, in each case, for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion.

4.8          Permits.

(a)           Schedule 4.8 sets forth a true and complete list of all of the material Permits required to conduct the Water Business in the manner currently conducted (the “Material Permits”).  Except as set forth on Schedule 4.8: (i) the Sellers validly hold all of the Material Permits; (ii) no Seller has received any written notification concerning any violations with respect to any of the Material Permits; and (iii) no Proceeding is pending or, to the Sellers’ Knowledge, threatened with respect to any alleged or actual failure by any Seller to have any Permit required to conduct the Water Business in the manner currently conducted or to be in compliance with a Material Permit.

(b)           Nothing in this Section 4.8 shall be deemed to be a representation or warranty with respect to any Permit required under Environmental Law, which matters are addressed only in Section 4.6.

4.9          Contracts.

(a)           Schedule 4.9(a) contains a true and complete listing of each Water Contract that falls within any one or more of the following categories (each such Contract being referred to herein as a “Material Contract”):

(i)            any Contract that is reasonably expected to result in aggregate payments by a Seller of more than $150,000 during the current or any subsequent fiscal year (other than master service agreements that were entered into in the ordinary course of business and which can be terminated by such Seller without penalty on thirty (30) days’ or less notice);

(ii)           any Contract that is reasonably expected to result in aggregate revenues to a Seller of more than $150,000 during the current or any subsequent fiscal year;

(iii)          any Contract that represents Indebtedness;

(iv)          any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, the Water Business may be conducted, including area of mutual interest Contracts;

(v)           any Contract among or between a Seller, on the one hand, and any Affiliate of the Parent, on the other hand; and

(vi)          any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract.

(b)           The Material Contracts are in full force and effect as to the Seller that is a party thereto, and to the Sellers’ Knowledge, as to each other Person that is a party to such Material Contract (excluding any Material Contract that terminates as a result of expiration of its existing term).  Except as set forth on Schedule 4.9(b), there exist no material defaults (whether with notice or the lapse of time or both) under the Material Contracts by any Seller or, to the Sellers’ Knowledge, by any other Person that is a party to such Material Contracts.  Except as set forth on Schedule 4.9(b), neither the Seller nor Parent has given or received any written notice of any material disputes under any Material Contract.  Prior to the execution of this Agreement, the Sellers have made available to Buyer true and complete copies of each Water Contract and all amendments thereto in existence as of the Execution Date.

4.10        Litigation; Compliance with Laws.  Except as set forth on Schedule 4.10:

(a)           There is no Proceeding pending or, to the Sellers’ Knowledge, threatened (i) against either Seller or any of their respective Affiliates that questions or involves the validity or enforceability of any obligations of either Seller under this Agreement or any of the Transaction Documents to which any such Person is a party or (ii) relating to the Water Business or any of the Water Assets.

(b)           There are no judgments, orders, decrees or injunctions of any Governmental Authority, or, to the Sellers’ Knowledge, sought by any Governmental Authority, whether at Law or in equity, relating to the Water Business or affecting any of the Water Assets.

(c)           The Sellers and Parent are in material compliance with applicable Laws, and no Seller or Parent has received any written notice of any material violation of any Laws, in each case, with respect to the Water Business or affecting any of the Water Assets.

(d)           Nothing in this Section 4.10 shall be deemed to be a representation or warranty with respect to (i) any Taxes or related reporting which matters are addressed only in Section 4.5, or (ii) any Environmental Law, which matters are addressed only in Section 4.6.

4.11        Employees and Employee Benefits.  No Seller has any current or former employees and has never sponsored or maintained any “employee benefit plan,” as defined in Section 3(3) of ERISA, employment, severance or similar contract, plan arrangement or policy and any other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (collectively, “Employee Plans”).

4.12        Insurance.  Sellers have made available to Buyer a summary of all insurance policies of Sellers or any of their Affiliates that provide coverage with respect to the Water Assets (the insurance policies summarized therein, the “Insurance Policies”).  All of the Insurance Policies are in full force and effect, and the policyholders are in compliance in all material respects with the terms of such policies.  There is no claim pending under any of the Insurance Policies as to which coverage with respect to the policyholder or insured party has been denied or disputed by the underwriters or issuers of such Insurance Policies.

4.13        Intellectual Property.  Except for the HFS Marks or as otherwise set forth on Schedule 4.13, in connection with the Water Business, neither the Sellers nor any of their

Affiliates own any material Intellectual Property or possess any licenses to use any material Intellectual Property (other than customary software licenses relating to “off-the-shelf” software) that is used in connection with the Water Business as currently conducted.  To the Sellers’ Knowledge, the Water Business as currently conducted, does not materially conflict with any Intellectual Property of any Third Parties.

4.14        Reference Balance Sheets.

(a)           HFS has made available to Buyer copies of the Reference Balance Sheets.  The Reference Balance Sheets have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except for the absence of footnote disclosure, and in the case of the financial statements as of and for the nine-month period ended September 30, 2018 the absence of year-end adjustments which will not be material to the Water Business), and fairly present in all material respects the financial condition of the Water Business at the dates thereof.

(b)           Except as set forth on Schedule 4.14(b), the Sellers have no Liabilities relating to the Water Business or the Water Assets that are required to be reflected in a balance sheet prepared in accordance with GAAP, other than those (i) reflected on or disclosed in the Reference Balance Sheets or any notes thereto or (ii) incurred in the ordinary course of business since the Balance Sheet Date.

4.15        Absence of Certain Changes.  Except as disclosed on Schedule 4.15, or in connection with the transactions contemplated hereby, since the Balance Sheet Date, (a) the Water Business has been conducted in all material respects in the ordinary course consistent with past practice, and (b) there has not been any change, circumstance, development state of facts, effect or condition that has had or would be reasonably expect to have a Material Adverse Effect.

4.16        Brokerage Arrangements.  Neither of the Sellers has entered (directly or indirectly) into any Contract with any Person that would require the payment of a commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby for which Buyer would be responsible.

4.17        Affiliate Transactions.  Schedule 4.17 sets forth, among other things, all Contracts relating to the Water Business between any Seller, on the one hand, and Parent or any or Affiliate of Parent (other than a Seller) on the other hand (collectively, the “Affiliate Contracts”).

4.18        Solvency.  The Sellers are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

4.19        SWDs.  Except as set forth on Schedule 4.19, to the Knowledge of the Sellers (a) as of the Execution Date, each Water Well that is a salt water disposal well and the associated Tangible Personal Property (collectively, the “SWDs” and each, a “SWD”) is capable of discharging its contents at the depths, in each case, up to the maximum capacity stated in its respective Permit, (b) the wellbore, casing of the well, tanks, pipelines, electrical equipment and pumps of each SWD are structurally sound, in good operating condition (subject to normal wear and tear), and are otherwise of the quality usable in the ordinary course of business, and (c) each

SWD is, and during the time the Sellers have owned the SWD has been, used only for the disposal of materials characterized pursuant to applicable Environmental Law as non-hazardous oilfield waste or saltwater.

4.20        Preferential Rights.  There are no preferential rights to purchase, rights of first refusal or options that are applicable to the transfer of the Water Assets in connection with the transactions contemplated hereby.

4.21        Commitments.  Except as set forth on Schedule 4.21, the Adjustment Period Budget or Schedule 2.5, there are no authority for expenditures (“AFE”) in excess of $250,000 relating to the Water Business to drill or rework any Water Wells or for other capital expenditures pursuant to any of the Water Contracts for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date.

4.22        Disclaimer.  EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CERTIFICATE DELIVERED BY ANY SELLER IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (a) THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO BUYER, EXPRESS, STATUTORY OR IMPLIED WITH RESPECT TO SELLERS, THE WATER ASSETS OR THE WATER BUSINESS, AND THE SELLERS FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM EXHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, AND (b) THE SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF THE SELLERS OR ANY OF THEIR AFFILIATES), IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED BY ANY SELLER IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, BUYER WILL BE DEEMED TO BE OBTAINING THE WATER ASSETS IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

5.1          Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

5.2          Authority and Approval; Enforceability.  Buyer has full limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by it.  The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed by Buyer has been duly authorized and approved by all requisite limited liability company action on the part of Buyer.  This Agreement and each of the Transaction Documents to which Buyer is a party have been, or when executed will be, duly executed and delivered by Buyer and, assuming this Agreement and each of the Transaction Documents to which Buyer is a party have been duly authorized, executed and delivered by the Sellers and their respective Affiliates who are parties thereto, constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.3          No Conflict; Consents.

(a)           Except for such filings as may be required under the HSR Act, this Agreement and the execution, delivery and performance hereof by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents or equivalent governing instruments of Buyer; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Buyer or any of its subsidiaries; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any Contract or other instrument to which any of Buyer or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, except in the case of clause (iii), for those items which individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)           Except for such filings as may be required under the HSR Act, no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is party or the consummation of the transactions contemplated hereby and thereby, except as have been waived or obtained or with respect to which the time for asserting such right has expired.

5.4          Independent Investigation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas and crude oil properties, gas, crude and water gathering pipelines and related facilities.  In making its decision to enter into this Agreement, and to consummate the transaction contemplated hereby and thereby, Buyer, except to the extent of the Sellers’ express representations, warranties, covenants and agreements contained in this Agreement and the Transaction Documents, or in the schedules delivered in connection herewith and therewith, (a) has relied or shall rely solely on its own independent investigation and evaluation of the Water Assets and the Water Business and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by the Sellers, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Water Assets or the Water Business.

5.5          Financing.  Buyer has, or will have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable Buyer to fund the Estimated Closing Payment and its other obligations under the Transaction Documents.

5.6          Brokerage Arrangements.  Neither Buyer nor its Affiliates has entered (directly or indirectly) into any Contract with any Person that would require the payment of a commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby for which the Sellers would have responsibility.

5.7          Litigation.  There is no Proceeding pending or, to Buyer’s Knowledge, threatened that (a) questions or involves the validity or enforceability of any of Buyer’s obligations under this Agreement or any of the Transaction Documents to which it is a party or (b) seeks (or reasonably might be expected to seek) (i) to prevent or delay the consummation by Buyer of the transactions contemplated by this Agreement or any of the Transaction Documents to which Buyer is a party or (ii) to impose Liabilities in connection with the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

5.8          Disclaimer.  EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CERTIFICATE DELIVERED BY BUYER IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (i) BUYER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) BUYER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO SELLERS OR ANY THEIR AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO SELLERS BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF BUYER OR ANY OF ITS AFFILIATES).

ARTICLE 6
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

6.1          Operation of the Water Business.

(a)           Except as provided in this Agreement or the Transaction Documents or as consented to in writing by Buyer (which consent will not unreasonably be withheld, conditioned or delayed), during the period from the Execution Date through the Closing Date, the Sellers shall:

(i)            operate the Water Business, or cause it to be operated, in the usual and ordinary course of business;

(ii)           preserve, maintain and protect the Water Assets in customary repair, order and condition; and

(iii)          use commercially reasonable efforts to make capital expenditures in accordance with the Adjustment Period Budget.

(b)           Except as set forth on Schedule 6.1(b), as provided in this Agreement or the Transaction Documents or as consented to in writing by Buyer, during the period from the Execution Date through the Closing Date, the Sellers shall not do any of the following:

(i)            merge, consolidate, liquidate, dissolve, recapitalize or otherwise wind up its business;

(ii)           enter into any Contract that would constitute a Material Contract, or amend materially or terminate any Water Contract, other than in the ordinary course of business consistent with past practice; it being agreed that no Seller shall enter into any Contract with respect to any services similar to those to be provided by Buyer or its applicable Affiliate under the Produced Water Agreement or the Water Services Agreement, other than Contracts that are terminable without penalty on 30 days’ notice or less;

(iii)          sell, lease or otherwise dispose of any Water Asset that individually has a fair market value of in excess of $250,000, other than sales and dispositions to the extent such assets are replaced or sales and dispositions in the ordinary course of business consistent with past practices;

(iv)          take any action, refrain from taking any action, or enter into any Contract that would result in the imposition of any Lien (other than Permitted Liens and any Liens under Parent’s Credit Facility that will be released at Closing) on any of the Water Assets;

(v)           cancel, compromise, waive, release or settle any right, claim or Proceeding with respect to which the Water Business other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(vi)          make any capital expenditures with respect to the Water Business, other than (x) expenditures in accordance with the Adjustment Period Budget, (y) expenditures required in connection with an emergency, (y) expenditures required by applicable Law that are made after prior written notice to Buyer or (z) any other non-budgeted expenditures that do not exceed $250,000 in the aggregate;

(vii)         make any operating expenditures with respect to the Water Business, other than operating expenditures (A) required in connection with an emergency, (B) required by applicable Law that are made after prior written notice to Buyer or (C) made in the ordinary course of business; provided, that HFS shall provide Buyer with no less than three (3) Business Days’ prior written notice before making any operating expenditures with respect to the Water Business in excess of $250,000, other than in connection with an emergency;

(viii)        fail to maintain in full force and effect the Insurance Policies;

(ix)          terminate or materially and adversely amend any Water Permit, except as required by applicable Law or in the ordinary course of business consistent with past practice; or

(x)           agree to do any of the foregoing.

6.2          Access to Records; Confidentiality.

(a)           Between the Execution Date and the Closing, the Sellers shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the Water Assets, including the Water Records and any financial, title, tax, corporate and legal materials and operating data, records and information relating to the Water Business and such other information as it may reasonably request (including the performance of a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13)); provided that Buyer shall not (i) contact clients, customers, suppliers or lenders of the Sellers with respect to the transactions contemplated hereby or (ii) except as set forth on Schedule 6.2(a), perform any sampling, boring, operation of equipment, or other invasive or subsurface activity with respect to the Water Assets, without the prior written consent of HFS, which consent can be withheld in HFS’s sole discretion.  Sellers shall reasonably cooperate with Buyer and its representatives in performing any confirmatory due diligence with respect to the Water Business.  Any such sampling shall be performed by a qualified technical consultant with commercially reasonable insurance coverage.  In connection with the access described herein, Buyer shall, and shall cause its representatives to, (A) comply fully with all Laws, (B) comply fully with all rules, regulations, policies and instructions reasonably issued by any Seller and provided to Buyer regarding such Person’s actions while upon, entering or leaving any property and (C) and at Buyer’s sole cost, risk, and expense, restore the Water Assets to their condition prior to the commencement of such access.  Buyer shall not, and shall cause its representatives not to, unreasonably interfere with the day-to-day operations of the businesses of the Sellers in conducting any due diligence activities.  The Sellers shall have the right to have one or more representatives present at all times of any inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of the Sellers.

(b)           Buyer hereby agrees to defend, indemnify and hold harmless each of the HFS Indemnified Parties from and against any and all Liabilities attributable to personal injury, death or physical property damage, or violations of Parent’s or its Affiliate’s rules, regulations or operating policies of which Buyer or the Buyer’s representatives and advisors had been informed, in each case arising out of, resulting from or relating to any field visit, environmental property assessment, sampling or other due diligence activity conducted by Buyer or any Buyer’s representative or advisor with respect to the Water Assets or Water Business prior to Closing, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE PARENT INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE PARENT INDEMNIFIED PARTIES.

(c)           Buyer shall hold in confidence all information received in connection with Section 6.2(a) on the terms and subject to the conditions contained in the Confidentiality Agreement, dated July 19, 2018, by and between WaterBridge Resources LLC and Parent (the “Confidentiality Agreement”).

6.3          Regulatory Filings; Consents.

(a)           Each Party shall use, and shall cause its respective Affiliates to use, reasonable best efforts to obtain all necessary consents, clearances, waivers, authorizations and approvals and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and the Transaction Documents to which it is a party and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.  In furtherance and not in limitation of the foregoing, each Party shall use reasonable best efforts to: (i) file its notification and report forms required for the transactions contemplated hereby pursuant to the HSR Act, if applicable, within ten Business Days after the Execution Date; and (ii) cause any waiting period under the HSR Act with respect to the transactions contemplated hereby to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act.  Buyer and HFS shall each be responsible for fifty percent (50%) of all HSR Act filing fees.

(b)           Each Party shall, and shall cause its respective Affiliates to, do each of the following (i) promptly inform the other Party of (and, at the other Party’s reasonable request, supply to such other Party, subject to applicable Law) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the transactions contemplated hereby; (ii) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to this Agreement or the transactions contemplated hereby, including, subject to applicable Law, permitting the other Party to review in advance any proposed written communication between it and any Governmental Authority; and (iii) comply, as promptly as is reasonably practicable, with any requests received by a Party or any of its Affiliates under the HSR Act and any other applicable Law for additional information, documents or other materials.  If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to the transactions contemplated hereby or any filings, investigations or inquiries made in connection with the transactions contemplated hereby, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.

(c)           The Parties shall exercise reasonable best efforts in order to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Termination Date); provided that, nothing in this Agreement shall be deemed to require the Parties (or their Affiliates) to agree to (i) any sale, divestiture or other disposition of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such businesses, assets or properties, (ii) to pay any material amounts (other than the payment of filing fees and expenses and fees of counsel), (iii) to commence or defend any litigation, (iv) to agree to any material limitation on the operation or conduct of their or their Affiliates’ respective businesses or (vi) to waive any of the conditions to Closing set forth in Article 7.

(d)           In the event any Governmental Authority issues any order, writ, injunction or decree that prohibits or restrains a Party from consummating the transactions contemplated hereby, such Party shall, and shall cause each of its Affiliates to, use its reasonable best efforts to have such order, writ, injunction or decree lifted as soon as practicable.

6.4          Further Assurances.  Upon the request of either Party at any time on or after the Closing Date, the other Party shall, or if requested shall cause its Affiliate to, promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order in order to effectuate the purposes of this Agreement or any of the Transaction Documents or to vest in Buyer all right, title and interest in and to the Water Assets, free and clear of all Liens (except Permitted Liens).

6.5          Publicity.  Other than the press release to be issued by Parent in connection with the execution of this Agreement, neither Buyer (or any of its Affiliates) nor any Seller (or any of its Affiliates) shall issue any press release or make any public statement pertaining to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as permitted by this Section 6.5.  If a Party reasonably determines that a public announcement or filing is required by applicable Law, by rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded, or by obligations pursuant to any listing agreement with any national securities exchange (other than the press release to be issued by Parent in connection with the execution of this Agreement), such issuing or announcing Party shall provide at least one (1) Business Day’s prior notice of such press release or public announcement to the other Party for review and comment and shall consider in good-faith any such comments proposed by such Party, but shall have no obligation to incorporate such comments.

6.6          HFS Marks.  From and after the Closing, Buyer shall not be permitted to use, and shall obtain no right, title, interest, license or other right whatsoever in, any trademarks, trade names and trade dress of Parent and its Affiliates, including HFS, and the words “Halcón” and “Halcón Field Services” and derivatives and variations thereof (collectively, the “HFS Marks”).  HFS Marks will appear on some of the Water Assets, including on signage throughout the Water Property, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items that may be included in the Water Assets.  Buyer shall within ninety (90) days after the Closing Date, remove the HFS Marks from the Water Assets, including signage on the Water Property and any personal property included in the Water Assets, and provide written verification thereof to HFS promptly after completing such removal.  Buyer will not conduct any business or offer any goods or services under the HFS Marks.  Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any HFS Marks.

6.7          Nonassignable Contracts, Surface Use Agreements and Permits; Pending Permits.

(a)           In the case of any Water Contracts, Surface Use Agreements or Water Permits that are not by their terms assignable or that require the consent of a Third Party in connection with the transfer by a Seller, the Sellers and Buyer will use their reasonable commercial efforts to obtain or cause to be obtained in writing prior to the Closing Date any consents necessary to convey the benefits thereof, and if such consents are not obtained, the applicable Water Contracts, Surface Use Agreements or Water Permits will be deemed not to have been transferred as of the Closing Date.  If the consent of any Third Party is not obtained prior to the Closing Date, the applicable Water Contract, Surface Use Agreement or Water Permit shall not be assigned to Buyer, the applicable Seller will continue to hold such Water Contract, Surface Use Agreement or Water Permit for the benefit of Buyer, and the Parties will continue to use its commercially reasonable efforts to obtain all of such consents promptly.  The Sellers shall be responsible for the costs incurred in connection with their efforts to obtain the necessary consents.  Buyer will assist the Sellers as may be reasonably requested in connection with the foregoing, including by participating in discussions and negotiations with all persons or entities with the authority to grant or withhold such consent, provided, however, that, such assistance will not be deemed to require any expenditure of money on the part of Buyer.  Until any such required consent is obtained, the Sellers will make or cause to be made such arrangements as shall be reasonably acceptable to Buyer and sufficient to enable Buyer to receive all the economic benefits and other appropriate rights and benefits under such Water Contract, Surface Use Agreement or Water Permit accruing on and after the Closing Date.

(b)           With respect to the Combined Water Agreements, subject to Section 6.7(a), only the portion of such Combined Water Agreement relating to the Water Assets shall be assigned to Buyer.  If the Parties mutually determine that a bifurcation of such

Combined Water Agreement is desirable, the Parties will use commercially reasonable efforts to seek from the counterparty to such Combined Water Agreement a bifurcation and restatement thereof on commercially reasonable terms (consistent with the purposes and intent of this Agreement and consistent with the terms and conditions of the applicable Combined Water Agreement) that results in two separate agreements, one solely between the counterparty and the applicable Seller or its Affiliate reflecting the Partially Retained Agreement and another solely between the counterparty and Buyer reflecting the Partially Assigned Agreement.

(c)           The Parties acknowledge that (i) Sellers have commenced the application process for certain Permits relating to the Water Systems but have not yet obtained such Permits, each of which are listed on Schedule 6.7(c) (the “Pending Permit Applications”), (ii) assignment of such Pending Permit Applications may be prohibited by Law or the terms of such Pending Permit Applications or require the consent of a Third Party, and (iii) the Sellers and Buyer will use their reasonable commercial efforts to obtain or cause to be obtained in writing prior to the Closing Date any waivers or consents necessary to convey the applicable Pending Permit Applications (and any rights to a Permit upon approval of such Pending Permit Applications), and if such waivers or consents are not obtained, the applicable Pending Permit Applications (and any rights to a Permit upon approval of such Pending Permit Applications) will be deemed not to have been transferred as of the Closing Date.  If any Pending Permit Application is not transferred to Buyer at Closing, then upon the reasonable request of Buyer and at Buyer’s sole cost and expense, for a period of eighteen (18) months after the Closing Date, (A) the applicable Seller will continue to hold such Pending Permit Application for the benefit of Buyer, and (B) the Parties will continue to use their commercially reasonable efforts to have such Pending Permit Application (or the Permit issued upon approval thereof) transferred to or issued in the name of Buyer.  Notwithstanding anything herein to the contrary, (1) in connection with such efforts, no Seller shall have any obligation to incur any costs or expenses or issue or post any letter of credit, bond or guarantee, (2) Buyer shall reimburse the Sellers for any reasonable, documented out-of-pocket costs or expenses incurred by any Seller in connection with such efforts, (3) Buyer shall indemnify the HFS Indemnified Parties for any Liabilities incurred or suffered by any HFS Indemnified Party in connection with such efforts and (4) subject to compliance with this Section 6.7(c), Sellers shall have no liability for the failure to assign any Pending Permit Application or the failure to obtain any Permit to be issued upon approval thereof.

(d)           With respect to any Retained Fee Property and Water Well(s) that are subject to Pending Permit Applications (the “Pending Permit Property”) and not transferred to Buyer at Closing, (i) the Parties will enter into a surface use agreement, in form and substance mutually acceptable to both Parties, that gives Buyer the right to access and utilize the Pending Permit Property until such Pending Permit Application (or the Permit issued upon approval thereof) is transferred to or issued in the name of Buyer and such Pending Permit Property is conveyed or transferred to Buyer, and (ii) on the date that any Pending Permit Application (or the Permit issued upon approval thereof) is transferred to or issued in the name of Buyer, the Parties will enter into one or more Deeds or Bills of Sale, as applicable, necessary to effectuate the transfer, assignment and conveyance to Buyer of the Pending Permit Property associated with such Pending Permit Application, which Pending Permit Property shall consist of a number of acres generally consistent with the number of acres surrounding the Water Wells of the same type that are transferred at Closing.

(e)           Sellers shall use commercially reasonable efforts to prepare or cause to be prepared prior to Closing surveys and plats reasonably acceptable to Buyer for all Owned Real Property, and shall provide such surveys and plats to Buyer promptly upon receipt thereof; provided, however, that Buyer acknowledges and agrees that the delivery of such surveys and plats shall not be a condition to Closing, but in the event that such surveys and plats are not delivered to Buyer prior to Closing, Sellers shall continue to exercise commercially reasonable efforts to deliver such surveys and plats promptly thereafter.  To the extent any Pending Permit Property will be conveyed to Buyer in fee, Sellers shall also use commercially reasonable efforts to prepare or cause to be prepared after Closing, but prior to the transfer of such Pending Permit Property, surveys and plats reasonably acceptable to Buyer for such Pending Permit Property.

6.8          Amendment of Schedules.

(a)           Following the Execution Date and prior to the Closing Date (subject to Section 3.1), the Sellers shall supplement or amend all Schedules of the Sellers under Article 4 to include reference to any matter relating to the Sellers, the Water Assets or the Water Business and hereafter arising, which, if existing at the Execution Date, would have been required to be set forth or described on such Schedules in order to avoid any inaccuracies in the respective representations and warranties (each, a “Schedule Supplement”).  Sellers shall deliver any Schedule Supplement to Buyer as soon as reasonably practicable after the discovery by Sellers of the occurrence of the matter giving rise to such disclosure.  Upon delivery to Buyer of such Schedule Supplement, HFS shall also concurrently deliver to Buyer a written statement setting forth HFS’s reasonable good-faith estimate of the amount (if any) required to cure or correct (the “Cure Amount”) the matters disclosed on such Schedule Supplement (the “Schedule Supplement Matters”).

(b)           If the Schedule Supplement Matters would cause the closing condition in Section 7.1(a) not to be satisfied, then Buyer shall have the right to terminate this Agreement in accordance with Section 9.1(c).

(c)           If the Schedule Supplement Matters would not result in the failure of the closing condition in Section 7.1(a) to be satisfied and such Schedule Supplement Matters remain uncured by Sellers as of the Closing Date, HFS and Buyer shall use good-faith efforts to agree upon the Cure Amount for such Schedule Supplement Matters.  If HFS and Buyer agree upon the Cure Amount for such Schedule Supplement Matters prior to Closing, the Estimated Closing Payment shall be reduced by such agreed-upon Cure Amount and such Schedule Supplement shall be deemed to have modified Sellers’ representations and warranties for all purposes hereunder and Buyer shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article 10, with respect to any and all such Schedule Supplement Matters.  If HFS and Buyer are unable to agree upon a Cure Amount for such Schedule Supplement Matters prior to Closing, the Estimated Closing Payment shall be reduced by the Cure Amount set forth in Sellers’ statement, but Buyer shall retain the right to seek indemnification pursuant to Article 10 for any Liabilities arising from such Schedule Supplement Matters in excess of the Cure Amount reflected as an adjustment to the Estimated Closing Payment (“Indemnifiable Schedule Supplement Matters”).  This Section 6.8 shall not apply to Environmental Defects or the resolution thereof, which shall be resolved in accordance with Section 6.13.

6.9          Termination of Affiliate Contracts.  Except as set forth in Schedule 6.9, each of the Affiliate Contracts shall be terminated immediately prior to the Closing and the parties to such Contracts shall execute releases reasonably requested by Buyer to ensure that Buyer shall have no liability or obligation thereunder.

6.10        Insurance.  Buyer acknowledges that, at or promptly following the Closing, the Insurance Polices shall be terminated or modified to exclude coverage of all of the Water Assets, and, as a result, Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance and including insurance required by any Third Party to be maintained for the continued operations of the Water Business.  If required by Law or contract, Buyer shall provide to Governmental Authorities and Third Parties evidence of such replacement or substitute insurance coverage for the continued operations of the Water Business following the Closing.  If requested, Sellers shall reasonably cooperate with and assist Buyer in obtaining such replacement policies, including by providing copies of the Insurance Policies and all other information reasonably required by Buyer.

6.11        Exclusivity.

(a)           From and after the Execution Date until the earlier of (i) the Closing Date or (ii) the date this Agreement is terminated as provided in Article 9, the Sellers shall not, and shall not authorize or permit any of their Affiliates or any of its or their representatives to, directly or indirectly, (A) encourage, solicit, initiate with, facilitate or continue inquiries with any Person regarding any proposal for the Water Assets (other than assets sold in accordance with Section 6.1(b)) or the Water Business by such Person (other than Buyer or its representatives), directly or indirectly, whether by merger, consolidation, liquidation, recapitalization, purchase of equity interests, sale of assets or any other means (an “Acquisition Proposal”); (B) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (C) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b)           Sellers agree that the rights and remedies for noncompliance with this Section 6.11 shall include having such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.12        Financial Records and Access to Information.

(a)           For a period following the Closing Date until the third anniversary of the Closing Date, Sellers shall (and shall cause their Affiliates to), in a manner consistent with their respective past practices with respect to the preparation of financial information:

(i)            make all financial records and all financial information related to the Water Assets (the “Financial Records”) for the period prior to the Closing Date that is necessary for Buyer to prepare and obtain the audit of any financial statements relating to the Water Assets to the extent required to be filed (such filings, the “Filings”) by Buyer or its Affiliates with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act and the rules and regulations thereunder or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder available to Buyer and its representatives at Sellers’ offices;

(ii)           provide Buyer with reasonable access, at reasonable times and upon prior notice, and at no cost to Sellers, to the employees of Sellers or their Affiliates associated with the preparation of such Financial Records for purposes of performing Buyer’s audits and financial filings required by a Governmental Authority;

(iii)          use commercially reasonable efforts to cause Sellers’ independent auditors to provide, at Buyer’s sole cost and expense, such assistance as Buyer may reasonable request in connection with the preparation of any Filings;

(iv)          provide reasonable cooperation to the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of Sellers with respect to the Water Assets that Buyer or any of its Affiliates required to comply with the Securities Act or Exchange Act with respect to any Filings; and

(v)           retain all relevant information and documents in its possession that would reasonably be expected to be necessary in connection with the preparation and audit of financial statements with respect to the Water Assets as provided in this Section 6.12.

(b)           Without limiting the generality of the forgoing, (i) Sellers shall have no obligation to provide any financial statements or other information (A) to the extent it would jeopardize the attorney-client privilege or contravene any applicable Law or any confidentiality undertaking or (B) that is not required by the SEC, and (ii) Buyer shall use commercially reasonable efforts to minimize the periods and dates presented of financial statements and other information to be included in such financial statements that would otherwise be required by the SEC, including, by promptly seeking waivers, exemptions or advice from the staff of the SEC.  In no event shall Sellers be required to pay or incur any costs or expenses in connection with the obligations set forth in this Section 6.12.

6.13        Environmental Defects.

(a)           Environmental Information.  Buyer shall provide to HFS (free of cost) copies of all final environmental reports generated by Buyer’s Third-Party consultants promptly after receipt thereof to the extent not restricted or prohibited by the terms of the applicable Contract between Buyer (or its Affiliate) and such Third-Party consultant; provided, however, that to the extent Buyer is so restricted or prohibited by the terms of the applicable Contract, Buyer shall provide to HFS a detailed description of the underlying findings therein and any supporting information related thereto.  Except (i) as may be required or permitted pursuant to the exercise of the rights and fulfillment of the obligations of a Party under this Agreement,

(ii) as may be required by applicable Law, or (iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Buyer and Sellers and their respective Affiliates shall maintain, and shall cause their respective officers, directors, employees, contractors, consultants, and other advisors to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Buyer’s environmental review pursuant to Section 6.2 and this Section 6.13 (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any Third Party without the written consent of Buyer or Sellers, as applicable, which consent shall not be unreasonably conditioned, withheld or delayed.  If this Agreement is terminated prior to the Closing, Buyer shall continue to be subject to the Confidentiality Agreement with respect to the Environmental Information.  Each Party shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants, and other advisors with the immediately preceding sentence.

(b)           NORM Acknowledgment.  Buyer acknowledges that equipment and sites located on or included in the Water Assets may contain Hazardous Materials, including asbestos and naturally occurring radioactive material (“NORM”).  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT, SELLERS DO NOT MAKE, SELLERS EXPRESSLY DISCLAIM, AND BUYER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE WATER ASSETS IN QUANTITIES TYPICAL FOR OILFIELD AND WATER PRODUCTION OPERATIONS IN THE AREAS WHERE THE WATER ASSETS ARE LOCATED.

(c)           Notice of Environmental Defects.  To assert any alleged Environmental Defect, Buyer must deliver to HFS, on or before the Defect Notice Date, one or more Defect Notices.  Buyer agrees to use reasonable good-faith efforts to provide HFS with periodic (but in no event less frequently than before 4:00 p.m. local time in Houston, Texas on Friday of each week prior to the Defect Notice Date) updates in writing (email being sufficient) concerning the progress of Buyer’s environmental due diligence prior to the Defect Notice Date (including any potential Environmental Defects discovered by Buyer), which updates can be preliminary in nature; provided that Buyer’s failure to provide any such preliminary notice pursuant to this sentence shall not act as a waiver of or otherwise limit any claim, right or remedy of Buyer under this Agreement with respect to any Environmental Defect.

(d)           Cure.

(i)            Sellers shall have the right, but not the obligation, to attempt, at Sellers’ sole cost, risk, and expense, to cure or remove, on or before the Closing Date, any alleged Environmental Defects of which HFS has been advised by Buyer pursuant to Section 6.13(c).  The election by Sellers to attempt to cure one or more of such alleged Environmental Defects shall not affect the rights and obligations of the Parties under Section 6.13(g) with respect to dispute resolution and shall not constitute a waiver of any of the rights of Sellers pursuant to this Section 6.13, including Sellers’ right to dispute the existence, nature, or value of such Environmental Defect.

(ii)           Any dispute relating to whether and to what extent an Environmental Defect has been cured shall be deemed to be a Disputed Matter and shall be resolved as set forth in Section 6.13(g); provided, however, that any prior or concurrent determination by an Environmental Arbitrator with respect to Environmental Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Sellers have elected to attempt to cure pursuant to Section 6.13(d)(i) shall be binding on the Parties with respect to such Environmental Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

(e)           Adjustment for Environmental Defects.

(i)            With respect to each Water Asset affected by an Environmental Defect reported under Section 6.13(c), such Water Asset shall be assigned at Closing subject to all uncured Environmental Defects, and the purchase price shall be reduced at Closing as provided in Section 6.13(e)(iii) and after Closing as provided in Section 6.13(e)(iv), as applicable.

(ii)           HFS and Buyer shall use good faith efforts to attempt to agree upon the existence of any alleged Environmental Defects reported pursuant to Section 6.13(c), and any corresponding Environmental Defect Amounts, on or before the Closing Date.  If HFS and Buyer are unable to agree by the Closing Date, then Sellers’ good-faith estimate of the Environmental Defect Amount shall be deemed to be the “Estimated Defect Amount.”  Notwithstanding the foregoing, any alleged Environmental Defect reported pursuant to Section 6.13(c) (or the alleged cure thereof) and any corresponding Environmental Defect Amount which is then in dispute (each a “Disputed Matter”) shall be exclusively and finally resolved by arbitration pursuant to Section 6.13(g) or by agreement of the Parties.

(iii)          At Closing, the Estimated Closing Payment shall be reduced by (A) the Environmental Defect Amount (or portion thereof) with respect to any Environmental Defects which are not Disputed Matters and (B) the Estimated Defect Amount with respect to any Environmental Defects which are Disputed Matters.

(iv)          After Closing, the purchase price paid hereunder may be further adjusted as provided in this Section 6.13(e)(iv) for any Environmental Defects which are Disputed Matters.  Within ten (10) days after the determination of all Disputed Matters submitted to a Environmental Arbitrator pursuant to Section 6.13(g) (or the date upon which the Parties reach an agreement, if earlier) and after consideration of all other adjustments previously made to the purchase price and after giving effect to the limitations provided in this Section 6.13 (1) HFS shall pay to Buyer or (2) Buyer shall pay to HFS, as applicable, the net amounts to which the applicable Party is entitled to pursuant to this Section 6.13(e) with respect to any Disputed Matters, as determined by the Environmental Arbitrator under Section 6.13(g).  The Parties shall treat for Tax purposes, any amounts paid pursuant to this Section 6.13(e) as an adjustment to the purchase price hereunder and any payment made pursuant to this Section 6.13(e) shall be made by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by the Party receiving such payment.

(f)            Calculation of Environmental Defect Amounts.  The amount resulting from an Environmental Defect (the “Environmental Defect Amount”) shall be determined as follows:

(i)            if Buyer and HFS agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii)           the Environmental Defect Amount shall include, but shall not exceed, the reasonable cost of the response required under Environmental Laws that addresses the applicable Environmental Defect to the extent required by applicable Environmental Laws as of the Defect Notice Date at the lowest commercially reasonable cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Water Assets (as currently operated) and any potential material additional costs or liabilities that would reasonably be expected to arise as a result of such response) as compared to any other response that is required under Environmental Laws;

(iii)          the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the purchase price hereunder;

(iv)          the Environmental Defect Amount with respect to a Disputed Matter shall be the amount finally determined pursuant to Section 6.13(g) or agreed to by the Parties, in each case, taking into account the limitations set forth in this Section 6.13(f); and

(v)           notwithstanding anything to the contrary in this Section 6.13:

(A)          an individual claim for an Environmental Defect for which a valid Defect Notice is given prior to the Defect Notice Date shall only generate a reduction to the purchase price hereunder if the Environmental Defect Amount with respect thereto exceeds $250,000 (the “Individual Defect Threshold”); and

(B)          in the event that the aggregate of all Environmental Defect Amounts that would generate a reduction to the purchase price hereunder pursuant to Section 6.13(f)(v)(A) is in excess of $25,000,000 (the “Aggregate Defect Threshold”), then either Party may terminate this Agreement in accordance with Section 9.1(e).

(g)           Dispute Resolution.

(i)            With respect to any Disputed Matter, on or before a date that is thirty (30) days following the Closing Date, management representatives of the Parties with direct authority to enter into a settlement agreement shall meet and make a good faith effort to resolve any Disputed Matter.  In the event the management representatives are unable to resolve such Disputed Matter within thirty (30) days after commencement of the meetings to resolve such Disputed Matter, then Buyer may submit all remaining Disputed Matters to a reputable and qualified environmental consultant with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the State of Texas, as selected by mutual agreement of Buyer and HFS (the “Environmental Arbitrator”).  If Buyer and HFS have not agreed upon a Person to serve as Environmental Arbitrator within ten (10) days, Buyer shall, within five (5) days after the end of such initial ten (10) day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator and submit such Disputed Matters along with such application.  The Environmental Arbitrator shall not have worked as an employee or outside consultant for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Environmental Arbitrator’s fees and expenses incurred as Environmental Arbitrator.

(ii)           The arbitration proceeding for any Disputed Matter described in Section 6.13(g)(i) shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 6.13(g).  The Environmental Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  In making their respective determinations, the Environmental Arbitrator shall be bound by the provisions of this Section 6.13 and may consider such other matters as, in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  The Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator.  The Environmental Arbitrator shall act as experts for the limited purpose of determining the specific Disputed Matters submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter.  Sellers and Buyer shall each bear their own legal fees and other costs of presenting their respective cases to any Environmental Arbitrator pursuant to this Section 6.13(g).  Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator, and Sellers shall be responsible for the remaining one-half of the costs and expenses.

6.14        Water Services Agreement.

(a)           The Parties shall use commercially reasonable efforts to negotiate prior to Closing (and enter into at Closing) a form of Water Services Agreement containing terms that are consistent in all material respects with the terms set forth on Exhibit F-2 and such additional terms that are reasonably acceptable to Buyer and Sellers (the “Water Services Agreement”).  If the Parties have agreed upon a form of Water Services Agreement prior to Closing, Buyer and Sellers (or an Affiliate of Sellers) shall execute and deliver to each other a counterpart of such Water Services Agreement at the Closing.

(b)           If the Parties fail to execute and deliver a Water Services Agreement at the Closing, then (i) Buyer shall withhold from and reduce the Estimated Closing Payment by Thirty

Million Dollars ($30,000,000) (the “Water Supply Asset Value”), (ii) the Water Assets transferred from Sellers to Buyer at Closing shall not include the Freshwater Wells or flowlines related thereto (the “Retained Water Supply Assets”), (iii) the Parties shall revise the Bill of Sale, the Shared Use Agreement, and any other documents or certificates delivered pursuant to this Agreement to give effect to the exclusion of the Retained Water Supply Assets and (iv) for a period of six (6) months after the Closing Date (the “WSA Negotiation Period”), the Parties shall continue to use commercially reasonable efforts to negotiate and enter into a Water Services Agreement.

(c)           If the Parties execute and deliver a Water Services Agreement during the WSA Negotiation Period, then concurrently with the execution of such agreement, Buyer and Sellers shall enter into one or more Bills of Sale necessary to effectuate the transfer, assignment and conveyance to Buyer of the Retained Water Supply Assets, and Buyer shall pay the Water Supply Asset Value by wire transfer to HFS in immediately available funds.

6.15        Cooperation Related to Monument Draw Water.  Prior to Closing, the Parties shall reasonably cooperate with each other (i) to develop and implement operational procedures and systems that enhance or maintain the quality of the Produced Water (as defined in the Produced Water Agreement) after being received from production at wells located within the Monument Draw Operating Area (the “Monument Draw Water”) such that the Monument Draw Water meets (or continues to meet) the specification set forth in Section 8.1(k) of the Produced Water Agreement, or (ii) to mutually agree upon alternative arrangements that address or remedy a failure of the Monument Draw Water to meet such specification, including consideration of an adjustment to the Service Fee (as defined in the Produced Water Agreement).

6.16        Covenant to Satisfy Closing Conditions.  From the Execution Date until the Closing, subject to the terms and conditions of this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, such actions as are necessary to expeditiously satisfy the closing conditions set forth Article 7.

ARTICLE 7
CONDITIONS TO CLOSING

7.1          Conditions to the Obligation of Buyer.  The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

(a)           The representations and warranties of the Sellers set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Material Adverse Effect qualification) as of the Execution Date and on the Closing Date as if made on such date (or, in the case of representations and warranties that are made as of a specific date or time, as if made on such specific date or time), except to the extent that the failure of such representations or warranties (other than the HFS Fundamental Representations) to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect; provided that neither satisfaction of this condition nor completion of Closing will affect Buyer’s rights under Article 10.  The Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing.  The Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by an authorized officer of each Seller, confirming the foregoing matters set forth in this Section 7.1(a) (the “HFS Closing Certificate”).

(b)           Sellers shall have delivered to Buyer all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 3.2, and each such document, certificate or other instrument to which a Person other than a Seller is a party shall have also delivered a duly executed counterpart of such document, certificate or other instrument.

(c)           The consents of any Person set forth on Schedule 7.2(c) shall have been obtained, and fully executed copies of such consents shall have been delivered to Buyer.

(d)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated hereby shall be in effect.

(e)           No Material Adverse Effect shall have occurred.

(f)            The Defect Notice Date shall have occurred.

(g)           Any applicable waiting period (and any extensions thereof) under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

7.2          Conditions to the Obligation of the Sellers.  The obligation of the Sellers to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by HFS:

(a)           The representations and warranties of Buyer set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Buyer Material Adverse Effect qualification) as of the Execution Date and on the Closing Date as if made on such date (or, in the case of representations and warranties that are made as of a specific date or time, as if made on such specific date or time), except to the extent that the failure of such representations or warranties (other than those set forth in Sections 5.1, 5.2, 5.3(a)(i) and 5.6) to be true and correct would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.  Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.  Buyer shall have delivered to HFS a certificate, dated as of the Closing Date and signed by an authorized officer of Buyer, confirming the foregoing matters set forth in this Section 7.2(a) (the “Buyer Closing Certificate”).

(b)           Buyer shall have delivered to HFS all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 3.3, and each such document, certificate or other instrument to which a Person other than

Buyer is a party shall have also delivered a duly executed counterpart of such document, certificate or other instrument.

(c)           The consents of any Person set forth on Schedule 7.2(c) shall have been obtained, and fully executed copies of such consents shall have been delivered to HFS.

(d)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition initiated by a Third Party or Governmental Authority preventing the consummation of the transactions contemplated hereby shall be in effect.

(e)           No Material Adverse Effect shall have occurred.

(f)            Any applicable waiting period (and any extensions thereof) under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

ARTICLE 8
TAX MATTERS

8.1          Allocation of Purchase Price.  The purchase price as set forth in Section 2.3, as adjusted pursuant to Sections 2.5, 6.8, and 6.13, as applicable, shall be allocated among the Water Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”).  The Allocation shall be delivered by Sellers to Buyer within sixty (60) days after delivery of the final calculation of the purchase price for Buyer’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  The Parties shall cooperate and negotiate in good-faith to resolve any disputes relating to the Allocation.  Neither Sellers nor Buyer shall take any Tax position inconsistent with such Allocation and neither Sellers nor Buyer shall agree to any proposed adjustment to the Allocation by any Governmental Authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Sellers or Buyer from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and neither Sellers nor Buyer shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation.

8.2          Tax Returns.

(a)           Sellers shall be responsible for filing with the appropriate Governmental Authority any Asset Tax Return relating to the Water Assets that is required to be filed before the Closing Date and paying the Taxes reflected on such Tax Return as due and owing.

(b)           Buyer shall be responsible for filing with the appropriate Governmental Authority any Asset Tax Return relating to the Water Assets that is required to be filed on or after the Closing Date and paying the Taxes reflected on such Tax Return as due and owing.  Buyer shall prepare any Asset Tax Return relating to any taxable period (or portion thereof) ending before the Effective Time on a basis consistent with past practice except to the extent as otherwise required by applicable Law.  Buyer shall provide Sellers with a copy of any such Asset

Tax Return for Sellers’ review at least ten (10) days prior to the due date for the filing of such Tax Return, and Buyer shall incorporate into such Tax Return any comments of Sellers provided to Buyer in advance of the due date for the filing of such Tax Return.

8.3          Allocation of Certain Taxes.  For purposes of determining the allocation of Asset Taxes to a Straddle Period: (a) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis, shall be allocated to the portion of such period (e.g., that portion ending prior to the Effective Time or that portion beginning at the Effective Time) in which the transaction giving rise to such Asset Taxes occurred, and (b) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Time, on the one hand, and the number of days in such Straddle Period that occur from and after the Effective Time, on the other hand.

8.4          Tax Refunds.  Sellers shall be entitled to any and all refunds or credits of Taxes that are Excluded Liabilities.  If Buyer receives a refund or credit of Taxes to which any Seller is entitled pursuant to this Section 8.4, Buyer shall promptly pay such amount to such Seller.

8.5          Transfer Taxes.  All transfer, documentary, vehicle, sales, use, stamp, registration, recording, filing and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement, including any costs associated with preparing and filing any related Tax Returns (the “Transfer Taxes”) shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Sellers, on the other hand. Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns it is required by applicable Law to file with respect to Transfer Taxes.  If required by applicable Law, any other Party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Parties shall, upon request, use reasonable efforts to mitigate, reduce or eliminate any Transfer Tax, including by obtaining any certificate or other document from any Governmental Authority or any other Person as may be necessary to so mitigate, reduce or eliminate any Transfer Tax, including a properly completed and executed Texas Comptroller of Public Account Form 01-917, Statement of Occasional Sale, to the extent applicable.

8.6          Tax Contest.  If, after the Closing Date, Buyer receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Asset Tax Return related to any taxable period (or portion thereof) ending prior to the Effective Time (a “Tax Contest”), Buyer shall notify Sellers within ten (10) days of such notice.  Sellers shall have the option to control the conduct and resolution of any such Tax Contest for which Sellers would reasonably be expected to have an indemnification obligation pursuant to the terms of this Agreement, and Sellers may exercise such option by providing written notice to Buyer within fifteen (15) days of receiving notice of such Tax Contest from Buyer; provided, that, if Sellers do not so exercise such option, in which case Buyer shall (a) keep Sellers informed of the progress of such Tax Contest, (b) provide Sellers with copies of material correspondence with respect to such Tax Contest, (c) permit Sellers (or Sellers’ counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to such Tax Contest, and (d) not effect any settlement or compromise of such Tax Contest without obtaining Sellers’ prior written consent thereto, which shall not be unreasonably conditioned, delayed, or withheld.

8.7          Purchase Price Adjustments.  Except as required by applicable Law, any payments pursuant to Article 10 shall be treated as adjustments to the purchase price hereunder for applicable Tax purposes.

ARTICLE 9
TERMINATION

9.1          Events of Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written consent of Buyer and HFS;

(b)           by Buyer or HFS, in writing delivered to other Party after January 31, 2019 (the “Termination Date”), if the Closing has not occurred by such date, provided that as of such date the terminating Party is not in default in any material respect of its covenants and obligations under this Agreement;

(c)           by Buyer or HFS, in writing delivered to the other Party, without prejudice to other rights and remedies that the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, and have not failed or refused to close without justification hereunder), if with respect to the other Party (i) there shall be a breach of any representation or warranty of such other Party that would cause a failure of the condition set forth in Section 7.1(a) or 7.2(a), as applicable, or (ii) there shall be a breach by such other Party of any of its covenants or agreements that would cause a failure of the condition set forth in Section 7.1(a) or Section 7.2(a), as applicable; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of ten (10) days following written notice from the non-defaulting Party to cure any breach of this Agreement, if such breach is curable;

(d)           by Buyer or HFS, in writing delivered to the other Party, without liability, if there shall be any final and non-appealable order, writ, injunction or decree of any Governmental Authority binding on the non-terminating Party, which prohibits or restrains such party from consummating the transactions contemplated hereby; or

(e)           by Buyer or HFS, in writing delivered to HFS (in the case of a termination by Buyer) or in writing delivered to Buyer (in the case of a termination by HFS), without liability, if the Aggregate Defect Threshold is exceeded as set forth in Section 6.13(f)(v)(B).

9.2          Effect of Termination.  If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 9.1, then, except for the provisions of Sections 1.1, 1.2, 6.2(a), 6.2(c), Article 11 and this Section 9.2, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder; provided that, in the event of a willful or intentional breach, the non-breaching Party or Parties shall be entitled to exercise all remedies available at Law or in equity.  For the avoidance of doubt, the failure of a Party to consummate the transactions contemplated by this Agreement when required pursuant to this Agreement shall be deemed to be a willful breach by such Party.

ARTICLE 10
INDEMNIFICATION

10.1        Indemnification of Buyer.  Subject to the limitations set forth in this Agreement, the Sellers, jointly and severally, from and after the Closing Date, shall indemnify, defend and hold Buyer and its Affiliates and their respective securityholders, directors, officers, and employees (collectively the “Buyer Indemnified Parties”) harmless from and against any and all Liabilities suffered or incurred by any Buyer Indemnified Party (whether such Liabilities relate to a Third Party Claim or a Direct Claim) (a) as a result of any inaccuracy or breach of a representation or warranty of the Sellers set forth in this Agreement, (b) as a result of any breach or nonperformance of any agreement or covenant of the Sellers set forth in this Agreement, (c) related to the Excluded Liabilities or (d) arising from any Indemnifiable Schedule Supplement Matters.

10.2        Indemnification of the Sellers.  Subject to the limitations set forth in this Agreement, Buyer shall indemnify, defend and hold the Sellers, their Affiliates, and their respective securityholders, directors, officers, and employees (collectively, the “HFS Indemnified Parties”) harmless from and against any and all Liabilities suffered or incurred by the HFS Indemnified Parties (whether such Liabilities relate to a Third Party Claim or a Direct Claim) (a) as a result of any inaccuracy or breach of a representation or warranty of Buyer set forth in this Agreement, (b) as a result of any breach or nonperformance of any agreement or covenant of Buyer set forth in this Agreement, or (c) related to the Assumed Liabilities.

10.3        Survival.  All the provisions of this Agreement shall survive the Closing; provided that, (a) the representations and warranties set forth in Article 4 and Article 5 shall survive until 5:00 pm Houston time on the day that is twelve (12) calendar months after the Closing Date, at which time such representations and warranties shall terminate and expire, except that (i) the HFS Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing indefinitely and (ii) the representations and warranties of the Sellers set forth in Section 4.5 (Taxes) shall survive the Closing for a period of thirty (30) days following the expiration of the applicable statute of limitations (taking into account any extensions thereof), (b) the indemnification obligations of the Sellers under clause (c) of Section 10.1 shall survive indefinitely, (c) the indemnification obligations of Buyer under clause (c) of Section 10.2 shall survive indefinitely, and (d) the indemnification obligations of Sellers under clause (d) of Section 10.1 shall survive until 5:00 pm Houston time on the day that is twelve (12) calendar months after the Closing Date.  After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article 10 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 10 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 10.3, no claim presented in writing for indemnification pursuant to this Article 10 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration.  The covenants and agreements set forth in this Agreement (A) to be performed prior to the Closing shall terminate and expire as of the first anniversary of the Closing Date and (B) to be performed after the Closing shall survive until fully performed.

10.4        Limitations on Indemnification.

(a)           To the extent that the Buyer Indemnified Parties are entitled to indemnification for Liabilities pursuant to Section 10.1, the Sellers shall not have any Liability (i) for any individual indemnifiable item (or series of related items) which does not exceed $100,000 (the “Individual Indemnity Threshold”), and (ii) in respect of those individual indemnifiable items that exceed the Individual Indemnity Threshold, unless the aggregate Liabilities relating to all such individual indemnifiable items exceed in the aggregate an amount equal to $3,000,000 (the “Deductible Amount”), and then only to the extent of any such excess.  In no event shall the Sellers’ aggregate liability to the Buyer Indemnified Parties exceed an amount equal to $20,000,000 (the “Cap”).  Notwithstanding the foregoing, (A) the Individual Indemnity Threshold, the Deductible Amount and the Cap shall not apply to indemnification for Liabilities relating to HFS Fundamental Representations or to any indemnification obligation under Section 10.1(b) or 10.1(c) and (B) the Individual Indemnity Threshold and the Deductible Amount shall not apply to any indemnification obligation under clause (d) of Section 10.1.  Notwithstanding any other provision of this Agreement to the contrary, Sellers’ aggregate liability to the Buyer Indemnified Parties with respect to indemnification under this Article 10 shall in no event exceed the Base Purchase Price.

(b)           For purposes of determining the Liabilities subject to indemnity pursuant to this Article 10, any materiality or Material Adverse Effect qualifiers in the representations and warranties (other than the representations and warranties set forth in (x) the parenthetical in Section 4.14(a) and (y) Section 4.15(b), and in each case, the related definitions) shall be disregarded.

(c)           In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds actually received from Third Parties related to the Liabilities, in each case net of all reasonable out-of-pocket costs incurred in the recovery of such proceeds. No Buyer Indemnified Parties shall be entitled to double recovery for any particular item for which an adjustment has already been made to the purchase price under the terms of this Agreement (whether at Closing or thereafter) or with respect to which indemnification is provided under this Agreement. In calculating amounts payable to any Buyer Indemnified Party hereunder, the amount of any indemnified Liability shall be determined without duplication of any adjustment to the purchase price or any other Liability for which an indemnification claim has been made with respect to any other representation or warranty, or covenant or agreement that contemplates performance thereof prior to the Closing Date.

(d)           Except as provided in Section 6.13, the right to indemnification provided by this Agreement will not be affected by any investigation conducted by the Party to or for whom such representation, warranty, covenant or obligation is made with respect to, or any Knowledge acquired prior to the Closing Date.

(e)           Notwithstanding anything in this Agreement to the contrary, Sellers shall have no obligation under this Agreement to indemnify any Person for any Liabilities (including Environmental Liabilities) to the extent that such Liabilities are incurred (i) as a result of any remedial, removal or other response action in excess of the reasonable cost of the response required under Environmental Laws that addresses the applicable cause of such Liabilities to the extent required by applicable Environmental Laws at the lowest commercially reasonable cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Water Assets (as operated on the Closing Date) or any potential material additional costs or liabilities that may likely arise as a direct result of such response) as compared to any other response that is required under Environmental Laws or (ii) in order to meet a more stringent cleanup standard than that set forth in clause (i) which result from a change in land use from the use in effect as of the Closing Date, or from a change of Law relative to that which is in effect as of the Closing Date.  Buyer agrees not to compel, induce, or solicit, whether directly or indirectly, any Governmental Authority to require any environmental action, investigation, monitoring or remediation unless affirmatively required to do so by Environmental Laws.

(f)            NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS ARTICLE 10, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS ARTICLE 10 OR OTHERWISE FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (EXCEPT TO THE EXTENT SUCH CONSEQUENTIAL DAMAGES CONSTITUTE DIRECT DAMAGES), WHETHER IN TORT (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE), STRICT LIABILITY, BY CONTRACT OR STATUTE, EXCEPT TO THE EXTENT ANY INDEMNIFIED PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A FINALLY ADJUDICATED THIRD PARTY CLAIM, IN WHICH CASE SUCH DAMAGES SHALL BE RECOVERABLE (TO THE EXTENT RECOVERABLE UNDER THIS ARTICLE 10) WITHOUT GIVING EFFECT TO THIS SECTION 10.4(f).

10.5        Defense of Claims.

(a)           Notice.  If an Indemnified Party receives notice of the assertion of any claim or of the commencement of any Third Party Claim with respect to which indemnification is to be sought from the Indemnifying Party, the Indemnified Party will give such Indemnifying Party prompt notice thereof.  However, the failure to give timely notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have the right to participate in or, by giving notice to the Indemnified Party, subject to Section 10.5(b), to elect to assume the defense of, any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel.

(b)           Opportunity to Defend.  If within ten (10) days after an Indemnified Party provides notice to the Indemnifying Party of any Third Party Claim, the Indemnified Party receives notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim (other than any Third Party Claim of a criminal or regulatory nature, or which seeks or in respect of which there has been granted non-monetary or injunctive relief).  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Liability indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim and the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable opinion of counsel to the Indemnified Party (x) there are defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (y) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, and it is determined that the Third Party Claim is subject to a valid claim of indemnity against the Sellers pursuant to Section 10.1.  The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.  Without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, the Indemnifying Party will not enter into any settlement of any Third Party Claim which (i) does not include as an unconditional term thereof the giving by the Third-Party claimant to the Indemnified Party of a full release from all liability in respect thereof, and (ii) contains any admission or statement of any wrongdoing or liability on behalf of the Indemnified Party.  If a firm offer is made by the Third Party to settle a Third Party Claim and the Indemnifying Party desires to accept and agree to such offer and indemnify the Indemnified Party in respect thereof, the Indemnifying Party will give notice to the Indemnified Party to that effect.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnified Party up to the date of such notice.

(c)           Direct Claim.  Any Direct Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable.  The Indemnifying Party will have a period of thirty (30) days from receipt of such claim within which to respond to such Direct Claim.  If the Indemnifying Party fails to respond to such Direct Claim, the Indemnified Party will be free to seek enforcement of its right to indemnification under this Agreement.

(d)           Conflicts.  To the extent the provisions of this Section 10.5 are inconsistent with Section 8.6, Section 8.6 shall control.

10.6        Sole Remedy.  Following the Closing, no Party shall have liability under this Agreement or with respect to the transactions contemplated herein, except (a) for claims arising from a Party’s actual common law fraud with intent to deceive in connection with the transactions contemplated by this Agreement or (b) as is provided in Article 8 or this Article 10.

ARTICLE 11
MISCELLANEOUS

11.1        Expenses.  Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, the Sellers, on the one hand, and Buyer, on the other hand, shall each bear responsibility their own expenses incident to this Agreement and all actions taken in preparation for carrying this Agreement into effect.  Without limiting the foregoing, the Sellers, on the one hand, and Buyer, on the other hand, shall bear equally the expenses related to the assignment, conveyance and transfer of the Water Assets to Buyer as contemplated by this Agreement.

11.2        Notices.  Any notice, request, demand, or other communication required or permitted to be given or made hereunder (herein collectively called “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by electronic mail, in each case, to a Party at the addresses set forth below (or at such other addresses as shall be specified by a Party by similar notice):

If to any Seller, addressed to:

Halcón Field Services, LLC

c/o Halcón Resources Corporation

1801 California St., Suite 3500

Denver, Colorado 80202

Attention: David Elkouri

Email: delkouri@halconresources.com

and with a copy (which shall not constitute Notice) to:

Bracewell LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: W. Cleland Dade

Email: cle.dade@bracewell.com

If to Buyer, addressed to:

WaterBridge Texas Midstream LLC

840 Gessner Road, Suite 100

Houston, Texas 77024

Attention: Chief Financial Officer

Telephone: 832 874 4024

Email: steven.jones@h2obridge.com

and with a copy (which shall not constitute Notice) to:

Porter Hedges LLP

1000 Main, Suite 3600

Houston, Texas 77002

Attention: Randy King

Email: rking@porterhedges.com

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, (iii) if sent by facsimile transmission, when confirmation of transmission is received, or (iv) if sent by electronic mail, upon confirmation of appropriate evidence generated from the sender’s electronic mail server showing that such Notice was sent to the appropriate email on a specified date.  Whenever any Notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

11.3        Entire Agreement; Amendments and Waivers.

(a)           This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(b)           No amendment, supplement or modification of this Agreement shall be binding unless executed in writing by each Party.

(c)           No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  Except as specifically set forth in this Agreement, no failure by a Party to exercise, or delay in exercising, any right, remedy, power or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.4        Binding Effect; Assignment; Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any Party without the prior written consent of each other Party.  Except as set forth in Article 8, Sections 10.1 and 10.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

11.5        Governing Law.  This Agreement and any disputes arising hereunder or in connection herewith shall be governed by and construed and enforced in accordance with the Laws of the State of Texas without regard to the principles of conflicts of Law.

11.6        Jurisdiction and Venue.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of Harris County, Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute between or among the Parties arising out of this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall only be heard and determined in such courts.  Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the venue of any such dispute arising out of this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each Party agrees, to the fullest extent permitted by applicable Law, that a final and unappealable judgment against it in any action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment or in any other manner provided by Law, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.7        Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law, and the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

11.8        Interpretation.  It is expressly agreed by the Parties that neither this Agreement nor any of the Transaction Documents shall be construed against any party thereto, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Transaction Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Transaction Documents.  Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document, it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

11.9        Headings and Schedules.  The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof.  The Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Schedules and such Exhibits are incorporated in the definition of “Agreement.”

Certain information contained in the Schedules is solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, may not be required to be disclosed pursuant to this Agreement and will not imply that such information or any other information is required to be disclosed.  Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or is otherwise material regarding such Person.  Each matter disclosed in any Schedule in a manner that makes its relevance to one or more other Schedules readily apparent on the face of such disclosure will be deemed to have been appropriately included in each such other Schedule (notwithstanding the presence or absence of any cross reference in any Schedule or the presence or absence of a reference to a Schedule in any representation or warranty).

11.10      Time of Essence.  Time is of the essence in the performance of this Agreement.

11.11      Multiple Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all Parties, notwithstanding that all such Parties are not signatories to the original or the same counterpart.  A signature delivered by facsimile or other electronic transmission (including electronic mail) will be considered an original signature for all purposes of this Agreement and any enforcement hereof.   Any Person may rely on a copy or reproduction of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLERS:

HALCÓN FIELD SERVICES, LLC

By:	/s/ Steve W. Herod
Name:	Steve W. Herod
Title:	Executive Vice President - Corporate Development

HALCÓN OPERATING CO., INC.

By:	/s/ Steve W. Herod
Name:	Steve W. Herod
Title:	Executive Vice President - Corporate Development

HALCÓN ENERGY PROPERTIES, INC.

By:	/s/ Steve W. Herod
Name:	Steve W. Herod
Title:	Executive Vice President - Corporate Development

Signature Page to Asset Purchase Agreement

BUYER:

WATERBRIDGE TEXAS MIDSTREAM LLC

By:	/s/ Stephen Johnson
Name:	Stephen Johnson
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement